 Exhibit 10.10

PURCHASE and Sale AGREEMENT

by and among

VERTUOUS ENERGY LLC,

Purchaser

and

PATTERN ENERGY GROUP INC.,

Seller

Dated as of

June 16, 2017

Indirect Interests

in

Panhandle wind holdings 2 llc

list of APPENDICES

Appendix A-1	General Definitions

Appendix A-2	Rules of Construction

Appendix B	Transaction Terms and Conditions

Appendix C	Acquired Interests; Ownership Structure; and Wind Project Information

Appendix D	Documents and Key Counterparties

Appendix E	Affiliate Transactions

list of schedules

Schedule 2.5	Seller Consents and Approvals

Schedule 3.5	Purchaser Consents and Approvals

Schedule 6.4(b)	Control of Defense of Third Party Claims

PURCHASE and Sale AGREEMENT

THIS PURCHASE and Sale AGREEMENT (this “Agreement”), dated as of June 16, 2017, is made by and among Vertuous Energy LLC, a Delaware limited liability company (“Purchaser”), and Pattern Energy Group Inc., a Delaware corporation (the “Seller”). Capitalized terms used in this Agreement shall have the respective meanings specified in Appendix A-1 attached hereto.

RECITALS

WHEREAS, Seller owns, directly or indirectly through one or more of its Affiliates (each such Affiliate, a “Seller Affiliate”), some or all of the membership interests in Panhandle Wind Holdings 2 LLC, a Delaware limited liability company (herein referred to as “HoldCo”, as described on Part I of Appendix C attached hereto) which owns all of the membership interests in Pattern Panhandle Wind 2 LLC, a Delaware limited liability company, (herein referred to as the “Project Company”, as described on Part I of Appendix C) which owns and operates the wind project (herein referred to as the “Wind Project”, as described on Part II of Appendix C); and

WHEREAS, Seller desires to sell to Purchaser, and the Purchaser desires to purchase from Seller, the Acquired Interests defined and described in Part I of Appendix C attached hereto (herein referred to as the “Acquired Interests”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual terms, conditions and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE ACQUIRED INTERESTS

1.1       Agreement to Sell and Purchase. Subject to the satisfaction or waiver (by the party for whose benefit such condition exists) of the conditions set forth in Article 5 and the other terms and conditions of this Agreement, at the Closing (a) Seller shall sell, assign, transfer and convey (or, if applicable, cause the Subsidiary Transferors to sell, assign, transfer and convey) the Acquired Interests to Purchaser, and (b) the Purchaser shall purchase the Acquired Interests from Seller (or, if applicable, the Subsidiary Transferors), for the Purchase Price set forth in Part I of Appendix B (the “Purchase Price”).

1.2       Signing Date Deliverables. On or prior to the date of this Agreement, Seller has delivered or is delivering to Purchaser the Financial Model for the Project Company as of the date hereof. On the date of this Agreement each of Seller and Purchaser shall deliver to the other party the deliverables set forth in Part II of Appendix B.

1.3       Purchase Price. The purchase price payable by the Purchaser to Seller (or, if applicable, the Subsidiary Transferor) for the Acquired Interests at Closing shall be the Purchase Price. The Purchase Price shall be subject to adjustment by the Purchase Price Adjustment (if any) set forth in Part I of Appendix B. All payments of the Purchase Price and any Purchase

Price Adjustment shall be paid by wire transfer of same day funds in the applicable Currency to the applicable accounts set forth in Part I of Appendix B.

1.4       The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date and at the location specified in Part III of Appendix B or such other time and place as the parties hereto shall mutually agree (including Closing by facsimile or “PDF” electronic mail transmission exchange of executed documents or signature pages followed by the exchange of originals as soon thereafter as practicable), and will be effective as of 12:01 a.m. Eastern Time on the day the Closing occurs.

1.5       Conduct of Closing.

(a)       At or prior to the Closing, Seller shall deliver, or cause to be delivered, to the Purchaser:

(i)	the original certificates representing the Acquired Interests duly endorsed for transfer by Seller (or, if applicable, the Subsidiary Transferors) to the Purchaser or with appropriate powers with respect thereto duly endorsed by Seller (or, if applicable, such Subsidiary Transferors); provided, that if the Acquired Interests are not in certificated form, Seller shall deliver to the Purchaser a duly executed assignment agreement or other instrument conveying such Acquired Interests to the Purchaser in form and substance reasonably acceptable to the Purchaser;

(ii)	any other documents and certificates contemplated by Article 4 and Article 5 hereof to be delivered by or on behalf of Seller, including the certificate referred to in Section 5.2(d);

(iii)	not less than ten (10) Business Days prior to its delivery of a Closing Notice, Seller shall deliver to the Purchaser (A) an updated Financial Model for the Wind Project, which shall be revised pursuant to Part I of Appendix B and which shall be used to determine the Purchase Price Adjustment; and (B) a detailed calculation of the proposed Purchase Price Adjustment. The Purchaser shall have a period of five (5) Business Days to review and confirm the updates to the Financial Model and the calculation of the Purchase Price Adjustment. If the Purchaser disapproves of such updates to the Financial Model and/or the calculation of the Purchase Price Adjustment, the parties shall have a further period of five (5) Business Days to negotiate same. In the event that the parties cannot agree on such updates to the Financial Model and/or calculation of the Purchase Price Adjustment (acting reasonably) following such five (5) Business Day period, (x) the parties shall resolve any dispute in accordance with the procedures set forth in Section 7.5 (which, for the avoidance of doubt, shall not delay the Closing Date) and (y) the amount in dispute shall be retained by the Purchaser until the dispute is resolved as aforesaid. Subject to the foregoing, Seller shall deliver to Purchaser a signed direction containing the final determination of the Purchase Price (less any disputed amount) for the Purchaser not less than five (5) Business Days prior to the Closing Date; and

(iv)	any other Closing deliverables set forth in Appendix B-1.

(b)       At or prior to the Closing, the Purchaser shall deliver to Seller:

(i)	the documents and certificates contemplated by Article 4 and Article 5 hereof to be delivered by or on behalf of the Purchaser, including the certificate referred to in Section 5.3(d); and

(ii)	any other Closing deliverables set forth in Appendix B-2.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, Seller hereby represents and warrants to Purchaser as set forth in this Article 2 as of (a) the date hereof (or, in the case of representations and warranties related to NewCo, as of the date of its formation) and (b) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular Section of this Article 2 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.

2.1       Organization and Status. Each of Seller and each Subsidiary Transferor (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this Agreement or Part I of Appendix C, as applicable, (b) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. Seller has made available to Purchaser complete and correct copies of the Organization Documents for Seller, each Subsidiary Transferor, HoldCo and each of its Subsidiaries. Part I of Appendix C sets forth a list of each Subsidiary of HoldCo and for each Subsidiary: (a) its name, (b) the number and type of its outstanding equity securities and a list of the holders thereof and (c) its jurisdiction of organization. Holdco and each Subsidiary of HoldCo is a legal entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by such Person or the nature of the business conducted by such Person makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. When formed, NewCo will be a legal entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and it will have all requisite organizational power and authority to own, lease and operate its properties and to carry on its business, and it will be duly qualified, registered or licensed to do business as a foreign entity and will be in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.2       Power; Authority; Enforceability. Each of Seller and each Subsidiary Transferor has the legal capacity and power to enter into, deliver and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the legal valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

2.3       No Violation. The execution, delivery and performance by Seller of its obligations under this Agreement, and the performance by each Subsidiary Transferor of this Agreement, in each case including without limitation the sale of the Acquired Interests to the Purchaser, do not, and will not, (a) violate any Governmental Rule to which Seller, any Subsidiary Transferor, NewCo, HoldCo or any of its Subsidiaries is subject or the Organization Documents of Seller, any Subsidiary Transferor, NewCo, HoldCo or any of its Subsidiaries, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon the Acquired Interests, NewCo, HoldCo or any of its Subsidiaries, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller, any Subsidiary Transferor, HoldCo or any of its Subsidiaries is a party or by which any such Person is bound, (d) other than as set forth in Schedule 2.5, conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel or require any Consent under any Material Contract or (e) other than as set forth in Schedule 2.5, require any notice under any Material Contract, except in the case of this clause (e), as would not reasonably be expected to be material in the context of the Wind Project or otherwise prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

2.4       No Litigation.

(a)       None of Seller, the Subsidiary Transferors or their respective Affiliates is a party to or has received written notice of any pending or, to the Knowledge of Seller, threatened litigation, action, suit, proceeding or governmental investigation against Seller, the

Subsidiary Transferors or their respective Affiliates which would reasonably be expected to be material to the ownership of the Acquired Interests or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.

(b)       None of NewCo, HoldCo or any of its Subsidiaries is a party to or has received written notice of any pending or, to the Knowledge of Seller, threatened litigation, action, suit, proceeding or governmental investigation which would reasonably be expected to be material to NewCo, HoldCo or any of its Subsidiaries or the Wind Project or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.

(c)       There are no material disputes with any counterparty to a Material Contract, nor has HoldCo or any of its Subsidiaries made any material warranty claim under any Material Contract.

2.5       Consents and Approvals. Except as set forth on Schedule 2.5, no Consent of any Governmental Authority is required by or with respect to Seller, the Subsidiary Transferors, NewCo, HoldCo or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Seller, or the consummation by Seller or any Subsidiary Transferor of the transaction contemplated hereby, except for any Consents which if not obtained or made prior to the Closing would not reasonably be expected to prevent or impair or delay the consummation of the transactions contemplated by this Agreement and which can be reasonably expected to be obtained or made in the ordinary course after the Closing.

2.6       Acquired Interests. Seller owns, directly or indirectly through one or more Seller Affiliates, of record and beneficially one hundred percent (100%) of the equity interests of HoldCo. As of immediately prior to the Closing, Seller will own, directly or indirectly through one or more Seller Affiliates, of record and beneficially, one hundred percent (100%) of the Acquired Interests. Part I of Appendix C sets forth the equity capitalization (or proposed equity capitalization) of NewCo, HoldCo and each of its Subsidiaries. All of the interests described in Part I of Appendix C have been duly authorized, validly issued and are fully-paid and non-assessable and, except as set forth on Part I of Appendix C, there are no outstanding (i) equity interests or voting securities of NewCo, HoldCo or any of its Subsidiaries, (ii) securities of NewCo, HoldCo or any of its Subsidiaries convertible into or exchangeable for any equity interests or voting securities of NewCo, HoldCo or any of its Subsidiaries or (iii) options or other rights to acquire from NewCo, HoldCo or any of its Subsidiaries, or other obligation of NewCo, HoldCo or any of its Subsidiaries to issue, any equity interests or voting securities or securities convertible into or exchangeable for equity interests or voting securities of NewCo, HoldCo or any of its Subsidiaries, or any obligations of NewCo, HoldCo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the foregoing. The Seller (or, if applicable, the Subsidiary Transferors) has good and valid title to, and has, or will have, full power and authority to convey, the Acquired Interests, as of the Closing Date. The Acquired Interests have been, or will be, validly issued, and are, or will be, fully paid and non-assessable. No Person other than Purchaser has any written or oral agreement or option or any right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase or acquisition from Seller or any Subsidiary Transferor of any of the Acquired

Interests. On the Closing Date, Seller (or, if applicable, the Subsidiary Transferors) will convey to Purchaser good and valid title to the Acquired Interests free and clear of all Liens other than any obligations imposed under the Organization Documents of NewCo, HoldCo or its Subsidiaries or restrictions arising under applicable securities laws.

2.7       Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against, Seller or any Subsidiary Transferor, NewCo, HoldCo or any of its Subsidiaries. None of Seller, any Subsidiary Transferor, NewCo, HoldCo or any of its Subsidiaries (a) has had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of its business or its assets, and to the Knowledge of Seller, no application therefor is pending or threatened, (b) is insolvent or presumed to be insolvent under any law or is unable to pay its debts as and when they fall due, (c) has made a general assignment for the benefit of its creditors, or (d) has taken any action to approve any of the foregoing.

2.8       Compliance with Law.

(a)       There has been no actual violation by Seller or any Subsidiary Transferor of or failure by Seller or any Subsidiary Transferor to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

(b)       To the Knowledge of Seller, there has been no actual violation by NewCo, HoldCo or any of its Subsidiaries of or failure by NewCo, HoldCo or any of its Subsidiaries to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to be material and relates to the Wind Project or would otherwise reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

2.9       Taxes.

(a)       Each of NewCo and HoldCo has been, at all times since its formation, a partnership or a disregarded entity for U.S. federal income tax purposes.

(b)       No jurisdiction or authority in or with which NewCo, HoldCo or any of its Subsidiaries do not file Tax Returns has alleged that they are required to file Tax Returns.

(c)       Each of NewCo, HoldCo and its Subsidiaries has timely filed all Tax Returns that it is required to file, has timely paid or has caused to be timely paid all Taxes it is required to pay to the extent due (other than those Taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such Taxes) and, to the extent such Taxes are not due, has established or caused to be established reserves that are adequate for the payment thereof as required by GAAP.

(d)       Each of NewCo, HoldCo and its Subsidiaries has withheld from each payment made to any Person, all amounts required by applicable law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authorities.

(e)       Each of NewCo, HoldCo and its Subsidiaries has charged, collected and remitted on a timely basis all Taxes as required under applicable laws on any sale, supply or delivery whatsoever, made by it.

(f)       Each of NewCo, HoldCo and its Subsidiaries has maintained and continues to maintain at its place of business all records and books of account required to be maintained under applicable Law, including laws relating to sales and use Taxes.

(g)       No reassessments of the Taxes of NewCo, HoldCo or any of its Subsidiaries have been issued and are outstanding. None of the Seller, the Subsidiary Transferor, NewCo, HoldCo or any of its Subsidiaries has received any indication from any Governmental Authority that an assessment or reassessment of NewCo, HoldCo or any of its Subsidiaries is proposed in respect of any Taxes, regardless of its merits. None of NewCo, HoldCo or any of its Subsidiaries has executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

2.10       Unregistered Securities. It is not necessary in connection with the sale of the Acquired Interests, under the circumstances contemplated by this Agreement, to register such Acquired Interests under the Securities Act of 1933 (the “Securities Act”), or under any other applicable securities laws.

2.11       Broker’s Fees. None of Seller, any Subsidiary Transferor, NewCo, HoldCo or any of its Subsidiaries has any liability or obligation for any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.12       Material Contracts. Parts I and V of Appendix D set forth, collectively, a list of all Material Contracts. At or prior to the date hereof (or, in the case of Material Contracts included in any Updated Disclosure Schedules, at or prior to the date such Updated Disclosure Schedules are delivered) Seller has provided Purchaser with, or access to, copies of all Material Contracts. To the extent any obligations of or for the benefit of HoldCo or any of its Subsidiaries are outstanding under such Material Contracts as of the Closing Date, each Material Contract is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of HoldCo or its Subsidiaries, as applicable, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law. None of HoldCo nor any of its Subsidiaries, or to the Knowledge of Seller, any other party thereto (i) is in breach of or default in any material respect under a Material Contract and, to the Knowledge of Seller, no event has occurred and continuing which, with notice or the lapse of time or both, would constitute a material breach of or default under a Material Contract or would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation of a Material Contract, or (ii) has received any written notice of termination or suspension of any Material Contract, and to the Knowledge of Seller, no action is being taken by any Person to terminate or suspend any Material Contract.

2.13       Real Property.

(a)       Except as set forth in Part V of Appendix D, none of NewCo, HoldCo or any of its Subsidiaries owns any real property. To the Knowledge of Seller, no Governmental Authority has commenced the exercise of any eminent domain or similar power with respect to any Project Company Real Property owned by HoldCo or any of its Subsidiaries, and there are no pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings that affect any such Project Company Real Property.

(b)       The interests of HoldCo and/or its Subsidiaries in all Project Company Real Property are insured under the Title Policy identified in Part II of Appendix D. HoldCo and/or its Subsidiaries have good and marketable title to or, subject to the terms and conditions of the Material Leases, the right to use all Project Company Real Property, free and clear of all Liens other than Permitted Liens. With respect to the Project Company Real Property it leases or on which it was granted servitudes or superficies pursuant to the Material Leases, HoldCo or its Subsidiaries, as applicable, have peaceful and undisturbed nonexclusive possession under all Material Leases, servitudes or superficies under which they are leasing or occupying property in accordance with the terms and conditions of the relevant Material Leases, servitude or superficies and subject to the Permitted Liens. All rents and other payments under the Material Leases have been paid in full to the extent due.

(c)       The Project Company Real Property is sufficient to provide HoldCo and its Subsidiaries with continuous, uninterrupted and, together with public roads, contiguous access to the Wind Project sufficient for the operation and maintenance of the Wind Project as currently conducted. All utility services necessary for the construction and operation of the Wind Project for its intended purposes are available or are reasonably expected to be so available as and when required upon commercially reasonable terms.

2.14       Permits. Part II of Appendix C sets forth a list of all material Permits acquired or held by HoldCo or its Subsidiaries in connection with the operation of the Wind Project. HoldCo or its Subsidiaries holds in full force and effect all Permits required for the operation of the Wind Project as presently conducted, other than those Permits required in connection with certain construction and maintenance activities which are ministerial in nature and can reasonably be expected to be obtained in due course on commercially reasonable terms and conditions as and when needed. Neither HoldCo nor any of its Subsidiaries is in material default or material violation, and, to the Knowledge of Seller, no event has occurred and continuing which, with notice or the lapse of time or both, would constitute a material default or material violation of, or would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation under, any of the terms, conditions or provisions of any Permits held by HoldCo or its Subsidiaries. There are no legal proceedings pending or, to the Knowledge of Seller, threatened in writing, relating to the suspension, revocation or modification of any Permits held by HoldCo or any of its Subsidiaries.

2.15       Environmental Matters. Except as set forth in Part II of Appendix D, (i) HoldCo and its Subsidiaries, the Project Company Real Property and the Wind Project are in material compliance with all Environmental Laws, (ii) neither HoldCo nor any of its Subsidiaries has caused or contributed to the release of any Hazardous Substances in any material respect, and (iii) neither Seller nor HoldCo has received written notice from any Governmental Authority of any material Environmental Claim, or any written notice of any investigation, or any written request for information, in each case, under any Environmental Law. None of Seller, HoldCo or any of its Subsidiaries has given any release or waiver of liability that would waive or impair any material claim based on the presence of Hazardous Substances in, on or under any real property, against a previous owner of any real property or against any Person who may be potentially responsible for the presence of Hazardous Substances in, on or under any such real property.

2.16       Insurance. Part II of Appendix D sets forth a list of all material insurance maintained by or on behalf of HoldCo or any of its Subsidiaries (the “Insurance Policies”). All Insurance Policies are now in full force and effect. All premiums with respect to the Insurance Policies covering all periods to and including the date hereof have been paid and, with respect to premiums due and payable prior to Closing, will be so paid. None of these Insurance Policies have lapsed and, to the Knowledge of Seller, there are no circumstances that have rendered such insurance unenforceable, void or voidable. None of Seller, any Subsidiary Transferor, HoldCo or any of its Subsidiaries has received any written notice in the past 12 months from the insurer under any Insurance Policies disclaiming coverage, reserving rights with respect to a particular claim or such Insurance Policy in general or canceling or materially amending any such Insurance Policy. Each of HoldCo and each of its Subsidiaries’ assets and properties are insured in amounts no less than as required by applicable Law, applicable Permits or any Material Contract to which HoldCo or such Subsidiary is a party or by which its assets or properties are bound.

2.17       Financial Model. The Financial Model has been prepared in good faith based on reasonable assumptions as to the estimates set forth therein and is consistent in all material respects with the provisions of the Material Contracts.

2.18       Financial Statements; No Undisclosed Liabilities; No Material Adverse Effect. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis with prior periods, are correct and complete in all material respects and present fairly in accordance with GAAP the assets, liabilities, financial condition and results of operations of HoldCo as at their respective dates for the periods covered by the respective Financial Statements. None of HoldCo or any of its Subsidiaries has Indebtedness other than (i) as disclosed in the Financial Statements or pursuant to the Material Contracts, (ii) incurred since the date of the Financial Statements and disclosed on Appendix D, (iii) incurred after the date hereof in accordance with this Agreement, including Section 4.1(a), and (iv) interest and fees accrued on any Indebtedness referred to in clause (i) after the date of the Financial Statements. Except as set forth in the Financial Statements, neither HoldCo nor any of its Subsidiaries has any liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, other than any liabilities incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements and any liabilities contained in the Material Contracts, other than liabilities thereunder arising from contractual breach. Since the date of the most recent balance sheet included in the Financial Statements, no Material Adverse Effect has occurred.

2.19       Personal Property. HoldCo or the Project Company has good and valid title to (or a valid leasehold interest in) the Personal Property currently owned or used by HoldCo or the Project Company in the operation of the Wind Project (other than Personal Property that individually and in the aggregate are immaterial to such operations), and such title or leasehold interests are free and clear of Liens other than Permitted Liens. All Personal Property that is material to the operation of the Wind Project is in good operating condition and repair, subject to normal wear and maintenance, and is usable in the ordinary course of business.

2.20       Employees. None of NewCo, HoldCo or any of its Subsidiaries has, or has ever had, any employees.

2.21       Employee Benefits. None of NewCo, HoldCo or any of its Subsidiaries has, or has ever had, any employee benefit plan (as such term is defined in Section 3(3) of ERISA).

2.22       Labor Matters. None of NewCo, HoldCo or any of its Subsidiaries is a party to any collective bargaining agreement with a labor union or organization or any other Contract with any labor union or other employee representative of a group of employees.

2.23       Intellectual Property. HoldCo or its Subsidiaries own, license or can acquire on reasonable terms the Intellectual Property necessary to operate the Wind Project. To the Knowledge of Seller, no Intellectual Property required to operate the Wind Project infringes upon or otherwise violates any intellectual property rights of any third party. There are no unresolved pending or, to the Knowledge of Seller, threatened actions or claims that allege that HoldCo or any of its Subsidiaries has infringed or otherwise violated any material intellectual property rights of any third party. To the Knowledge of Seller, no third party is infringing, misappropriating or otherwise violating rights in any material respect any Intellectual Property of HoldCo or any of its Subsidiaries.

2.24       Affiliate Transactions. Except as disclosed on Appendix E, there are no transactions, contracts or liabilities between or among (a) NewCo, HoldCo or its Subsidiaries on the one hand, and (b) Seller, any of its Affiliates or, to the Knowledge of Seller, any current representative of NewCo, HoldCo or its Subsidiaries, Seller or its Affiliates, or any member of the immediate family of any such representative, on the other hand.

2.25       NewCo. From and after its formation, NewCo shall not have any assets or liabilities other than as related to its ownership of the HoldCo Transferred Interests.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF Purchaser

Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, the Purchaser hereby represents and warrants to Seller as set forth in this Article 3 as of (A) the date hereof and (B) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular

Section of this Article 3 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.

3.1       Organization and Status. The Purchaser (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this Agreement, (b) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. The Purchaser has made available to Seller complete and correct copies of the Organization Documents for the Purchaser.

3.2       Power; Authority; Enforceability. The Purchaser has the legal capacity and power to enter into and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

3.3       No Violation. The execution, delivery and performance by the Purchaser of its obligations under this Agreement, including without limitation the purchase of the Acquired Interests from Seller or the Subsidiary Transferors, do not, and will not, (a) violate any Governmental Rule to which the Purchaser is subject or the Organization Documents of the Purchaser, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Purchaser is a party or by which the Purchaser is bound.

3.4       No Litigation. The Purchaser is not a party to and has not received written notice of any pending or, to the Knowledge of the Purchaser, threatened litigation, action, suit, proceeding or governmental investigation against the Purchaser, which, in either case, would reasonably be expected to materially impair or delay the ability of the Purchaser to perform its obligations under this Agreement or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.

3.5       Consents and Approvals. Except as set forth in Schedule 3.5, no Consent of any Governmental Authority or any other Person, is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser, or the consummation by the Purchaser of the transaction contemplated hereby, except for any consents which if not obtained would not reasonably be expected to materially impair or delay the ability of the Purchaser to perform its obligations under this Agreement.

3.6       Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of the Purchaser, threatened against the Purchaser. The Purchaser (a) has not had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of its business or assets, and to the Knowledge of the Purchaser, no application therefor is pending or threatened, (b) is not insolvent or presumed to be insolvent under any Law and is able to pay its debts as and when they fall due, (c) has not made a general assignment for the benefit of its creditors, and (d) has not taken any action to approve any of the foregoing.

3.7       Compliance with Law. To the Knowledge of the Purchaser, there has been no actual violation by the Purchaser of or failure of the Purchaser to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

3.8       Investment Intent. The Purchaser is acquiring the Acquired Interests for its own account, for investment and with no view to the distribution thereof in violation of the Securities Act or the securities laws of any state of the United States or any other jurisdiction.

3.9       Accredited Investor. The Purchaser is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of the Securities Act, and is able to bear the economic risk of losing its entire investment in the Acquired Interests.

3.10       Broker’s Fee. The Purchaser has no liability or obligation for any fees or commissions payable to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 4
COVENANTS; OTHER OBLIGATIONS

4.1       Covenants Between Signing and Closing. If the Closing Date is not the date of this Agreement, the provisions of this Section 4.1 shall apply during the period from the date hereof to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.4:

(a)       Project Specific Pre-Closing Covenants of Seller. Seller shall use commercially reasonable efforts to conduct the business, operations and affairs of the Project Company only in the ordinary and normal course of business, subject to the following provisions with respect to any proposed entry into any Material Contract or any proposed amendment, termination or waiver (in whole or in part) of any Material Contract (each such proposal, a “Material Contract Change”):

(i)	Seller shall give prior written notice to Purchaser of, and shall to the extent practicable consult in good faith with Purchaser regarding, any Material Contract Change that would reasonably be expected to materially and adversely affect the Operating Period; and

(ii)	Seller may, but shall not be obligated to, seek by written notice the approval of the Purchaser to any Material Contract Change. During the twenty calendar-day period following delivery of any such notice, Seller shall provide to the Purchaser promptly any information within Seller’s possession regarding such Material Contract Change as the Purchaser reasonably requests. The Purchaser shall, by the end of such twenty calendar-day period, notify Seller whether it approves (acting reasonably) such Material Contract Change. If Purchaser does not approve such Material Contract Change, Seller may (A) abstain from proceeding with such Material Contract Change, (B) proceed with such Material Contract Change (in which case the Purchaser retains its right to assert a failure of a condition precedent to Closing, if applicable), or (C) terminate this Agreement. If Purchaser fails to complete the Closing as a result of a proposed Material Contract Change, then the Seller must proceed with such Material Contract Change, or notify the Purchaser and provide the Purchaser with the opportunity to complete the Closing.

(b)       Access, Information and Documents. Subject to the next sentence, Seller will give to the Purchaser and to the Purchaser’s counsel, accountants and other representatives reasonable access during normal business hours to all material Books and Records and the Wind Project (subject to all applicable safety and insurance requirements and any limitations on Seller’s rights to, or right to provide others with, access) and will furnish to the Purchaser all such documents and copies of documents and all information, including operational reports, with respect to the affairs of HoldCo and its Subsidiaries, the Seller Affiliates and the Wind Project as the Purchaser may reasonably request. If, by reason of any confidentiality obligations imposed on Seller by any counterparty to a Contract who deals at arm’s length with Seller, Seller is unable to comply with the foregoing covenant, Seller and the Purchaser shall use commercially reasonable efforts to obtain all necessary consents or waivers required to make the disclosure (which, in the case of the Purchaser, may include the requirement to enter into a reasonable confidentiality or non-disclosure agreement). The Purchaser agrees to comply with any confidentiality obligations which would be applicable to it under any such Contracts received from Seller hereunder.

(c)       Updating of Disclosure Schedules. Seller shall notify Purchaser in writing of any material changes, additions, or events occurring after the date of this Agreement which require a representation and warranty of Seller (other than any representations or warranties in Sections 2.6, 2.7 and 2.11, which, for clarity, may not be updated by Seller) to be supplemented with a new Schedule or cause any material change in or addition to a Schedule promptly after Seller becomes aware of the same by delivery of such new Schedule or appropriate updates to any such Schedule (each, an “Updated Disclosure Schedule”) to Purchaser. Each Updated Disclosure Schedule shall (i) expressly state that it is being made pursuant to this Section 4.1(c), (ii) specify the representations and warranties to which it applies and (iii) describe in reasonable detail the changes, additions or events to which it relates. No Updated Disclosure Schedule delivered pursuant to this Section 4.1(c) shall be deemed to cure any breach of any representation or warranty made to the Purchaser unless the Purchaser specifically agrees thereto in writing or, as provided in and subject to Article 5, consummates the Closing under this Agreement after receipt of such written notification, nor shall any such Updated Disclosure Schedule be considered to constitute or give rise to a waiver by either of the Purchaser of any condition set forth in this Agreement, unless the Purchaser specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification.

(d)       Further Assurances. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable.

4.2       Other Covenants

(a)       Costs, Expenses. Except as may be specified elsewhere in this Agreement, the Purchaser shall pay all costs and expenses, including legal fees and the fees of any broker, environmental consultant, insurance consultant, independent engineer, and title company retained by the Purchaser for its due diligence and its negotiation, performance of and compliance with this Agreement. Seller shall pay all costs and expenses (including in connection with any reports, studies or other documents listed in Part II of Appendix D, unless specifically noted in Part II of Appendix D), including legal fees and the fees of any broker of Seller or its Affiliates, relating to or resulting from the negotiation, performance of and compliance with this Agreement by Seller.

(b)       Public Announcement; Confidentiality. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, except to the extent required by law (including any disclosure which, in the reasonable judgment of the disclosing party, is necessary or appropriate to comply with Governmental Rules and standards governing disclosures to investors) or in accordance with the rules, regulations and orders of any stock exchange. Seller shall not, and shall cause its Affiliates and directors, officers, employees, agents, consultants advisors and partners not to, disclose any confidential information in or relating to this Agreement other than (i) to its Affiliates and its and their directors, officers, employees, agents, consultants, advisors and partners, provided in each case that such recipient is bound by reasonable confidentiality obligations, (ii) as required by applicable law or regulation or (iii) with the prior consent of Purchaser. Seller shall not use, and shall not enable any third party to use, any confidential information in or relating to this Agreement that constitutes material non-public information regarding Purchaser in a manner that is prohibited by the U.S. securities laws.

(c)       Regulatory Approvals. Each party shall use its commercially reasonable efforts to obtain all required regulatory approvals (including the required Governmental Approvals set forth in Part VII of Appendix B) as promptly as possible and, in any event, prior to the Closing Date. To that end, each of the parties shall make, or cause to be made, all other filings and submissions, and submit all other documentation and information that in the reasonable opinion of the Purchaser is required or advisable, to obtain the regulatory approvals, and will use its commercially reasonable efforts to satisfy all requests for additional information and documentation received under or pursuant to those filings, submissions and the applicable legislation and any orders or requests made by any Governmental Authority. Notwithstanding any other provision of this Agreement, the Purchaser will not be required to (i) propose or agree to accept any undertaking or condition, enter into any consent agreement, make any divestiture or accept any operational restriction or other behavioral remedy, (ii) take any action that, in the reasonable judgment of the Purchaser, could be expected to limit the right of the Purchaser to own or operate all or any portion of the business or assets of HoldCo or any of its Subsidiaries, or of the Purchaser or any of its Affiliates, or to conduct their respective affairs in a manner consistent with how they each conduct their affairs as of the date of this Agreement, or (iii) contest or defend any judicial or administrative proceeding brought by any Governmental Authority seeking to prohibit, prevent, restrict or unwind the consummation of all or a part of the transaction contemplated herein.

(d)       Consents. Except in respect of regulatory approvals, which shall be governed by Section 4.2(c), as promptly as possible and, in any event, prior to the Closing Date, Seller shall use commercially reasonable efforts to (i) make or cause to be made all filings required by Law to be made by it in order to consummate the transaction contemplated hereby; and (ii) seek and obtain all Consents required pursuant to Section 2.5.

(e)       Other Obligations of Seller and Purchaser. The parties mutually covenant as follows:

(i)	to use all reasonable efforts in good faith to obtain promptly the satisfaction of the conditions to Closing of the transactions contemplated herein;

(ii)	to furnish to the other parties and to the other parties’ counsel all such information as may be reasonably required in order to effectuate the foregoing actions, including draft regulatory filings and submissions, provided that such information may be redacted to render illegible any commercially sensitive portions thereof, and in such event the parties will meet in good faith to agree on protective measures to allow disclosure of such redacted information to counsel in a manner that affords the maximum protection to such commercially sensitive information as is reasonable in the circumstances; and

(iii)	to advise the other parties promptly if any party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

4.3       Tax Covenants.

(a)       Seller and Purchaser shall cause HoldCo to have an election under Section 754 of the Code and any corresponding election for U.S. state or local tax purposes (collectively, a “754 Election”) (to the extent any such election has not been made by HoldCo) in effect for the taxable year of HoldCo in which the Closing takes place. Seller and Purchaser shall cause each direct and indirect Subsidiary of HoldCo or the Project Company that is classified as a partnership for U.S. federal tax purposes to have a 754 Election (to the extent such election has not been made by the relevant Subsidiary of HoldCo or the Project Company) in effect for the taxable year of such Subsidiary in which the Closing takes place.

(b)       Seller and Purchaser agrees that Seller or an Affiliate of Seller shall be the “tax matters partner” of NewCo (pursuant to Section 6231(a)(7) of the Code) or the “partnership representative” of NewCo (as defined in Section 6223(a) of the Code, as in effect for taxable years beginning after December 31, 2017, and the Treasury Regulations thereunder) for the taxable years that includes the Closing Date and for each taxable year thereafter.

4.4       Governance Documents. From the date of this Agreement until the Closing Date, the Purchaser and the Seller shall negotiate in good faith a definitive limited liability company agreement to govern the affairs of NewCo (the “NewCo LLC Agreement”), which shall reflect the material terms of (i) the amended and restated limited partnership agreement entered into between Seller, Vertuous Energy Canada Inc. and Meikle Wind Energy Corp., as general partner, of Meikle Wind Energy Limited Partnership and (ii) the unanimous shareholder agreement entered into between Seller, Vertuous Energy Canada Inc. and Meikle Wind Energy Corp., in each case subject to any changes thereto to reflect the different jurisdiction and entity form.

ARTICLE 5
CONDITIONS TO CLOSING; TERMINATION

5.1       Conditions Precedent to Each Party’s Obligations to Close. The obligations of the parties to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by all parties in their sole discretion):

(a)       No Violations. The consummation of the transactions contemplated hereby shall not violate any applicable Governmental Rule.

(b)       No Adverse Proceeding. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or Governmental Authority challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

(c)       No Termination. This Agreement shall not have been terminated pursuant to Section 5.4.

(d)       Other Conditions Precedent to Closing to Each Party’s Obligations. The conditions precedent, if any, set forth on Appendix B-3 shall have been satisfied (any one or more of which may be waived in whole or in part by all parties in their sole discretion).

5.2       Conditions Precedent to Obligations of Purchaser to Close. The obligations of the Purchaser to proceed with the Closing under this Agreement with respect to the purchase of the Acquired Interests are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by the Purchaser in its sole discretion):

(a)       Representations and Warranties. The representations and warranties of Seller set forth in Sections 2.1 to 2.7 (inclusive) and 2.11 shall be true and correct as of the Closing Date as if made at and as of such date. All other representations and warranties of Seller set forth in Article 2 shall be true and correct at and as of the Closing Date as if made at and as of such date (other than any representations or warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent that (i) such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and (ii) the failure of such representations and warranties to be true and correct, taken in the aggregate, would not have a Material Adverse Effect.

(b)       Performance and Compliance. Seller shall have performed, in all material respects, all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing.

(c)       Consents. All necessary Consents shall have been obtained, including those set forth in Schedules 2.5 and 3.5.

(d)       Certificate of Seller. The Purchaser shall have received a certificate of Seller dated the date of the Closing confirming the matters set forth in Sections 5.2(a) and (b) in a form reasonably acceptable to the Purchaser.

(e)       Good Standing Certificate. The Purchaser shall have received a good standing certificate of Seller, each Subsidiary Transferor, HoldCo and each of its Subsidiaries, in each case issued by the secretary of state of the state of its formation.

(f)       Satisfactory Instruments. All instruments and documents reasonably required on the part of Seller to effectuate and consummate the transactions contemplated hereby shall be delivered to the Purchaser and shall be in form and substance reasonably satisfactory to the Purchaser.

(g)       Material Contracts. Absence of any amendment to, entry into, termination or waiver (in whole or in part) of any Material Contract, except any such amendment, termination or waiver that has been approved by the Purchaser, that would reasonably be expected to materially and adversely affect the Operating Period.

5.3       Conditions Precedent to the Obligations of Seller to Close. Subject to Section 5.5, the obligations of Seller to proceed with the Closing hereunder with respect to Seller’s sale of the Acquired Interests are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller in its sole discretion):

(a)       Purchase Price. The Purchaser shall have transferred in immediately available funds the Purchase Price pursuant to, in accordance with and into the account or accounts designated in, Part I of Appendix B.

(b)       Representations and Warranties. The representations and warranties set forth in Article 3 shall be true and correct at and as of the Closing Date as if made at and as of such date (other than any representations or warranties that are made as of a specific date, which shall be true and correct as of such date).

(c)       Performance and Compliance. The Purchaser shall have performed all of the covenants and complied, in all material respects, with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing.

(d)       Certificate of Purchaser. Seller shall have received a certificate of the Purchaser dated the date of the Closing confirming the matters set forth in Sections 5.3(b) and (c) in a form reasonably acceptable to Seller.

(e)       Satisfactory Instruments. All instruments and documents required on the part of the Purchaser to effectuate and consummate the transactions contemplated hereby shall be delivered to Seller and shall be in form and substance reasonably satisfactory to Seller.

(f)       Other Conditions Precedent to Seller’s Obligation to Close. The conditions precedent, if any, set forth in Appendix B-5 shall have been satisfied or waived in whole or in part by Seller in Seller’s sole discretion.

5.4       Termination. If the Closing Date is not the date of this Agreement, the following termination provisions shall be applicable:

(a)       By the Parties. This Agreement may be terminated at any time by mutual written consent of Purchaser and Seller.

(b)       By Either Party. This Agreement may be terminated at any time prior to the Closing by either Seller or the Purchaser, if (i) a Government Approval required to be obtained as set forth on Part VII of Appendix B shall have been denied and all appeals of such denial have been taken and have been unsuccessful, (ii) one or more courts of competent jurisdiction in the United States, or any state or any other applicable jurisdiction has issued an order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such order has become final and non-appealable, or (iii) the Closing has not occurred by the Outside Closing Date, but if such failure to close by the Outside Closing Date is due to any breach of this Agreement by any party, such party shall not have any right to terminate this Agreement pursuant to this clause (iii).

(c)       Other Termination Rights. This Agreement may be terminated at any time prior to the Closing by the applicable party if and to the extent permitted in Part V of Appendix B.

(d)       Termination Procedure. In the event of termination of this Agreement by any or all parties pursuant to this Section 5.4, written notice thereof will forthwith be given by the terminating party to the other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any party. If this Agreement is terminated as permitted by this Section 5.4, such termination shall be without liability of any party (or any stockholder, shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that (i) the foregoing will not relieve any party for any liability for willful and intentional material breaches of its obligations hereunder occurring prior to such termination and (ii) except as specifically set forth herein, nothing in this Agreement shall derogate from the provisions of the Purchase Rights Agreements, which agreements shall remain in full force and effect after termination of this Agreement.

5.5       Closing Notice. Upon the satisfaction of the conditions set forth in Sections 5.1 and 5.2, Seller shall deliver a notice to Purchaser scheduling the date of the Closing (a “Closing Notice”), which shall be at least ten (10) Business Days after the date of delivery of the Closing Notice.

ARTICLE 6
REMEDIES FOR BREACHES OF THIS AGREEMENT

6.1       Indemnification.

(a)       By Seller. Subject to the limitations set forth in this Article 6 and Section 7.15, from and after the Closing, Seller agrees to indemnify and hold harmless the Purchaser and its Affiliates together with their respective directors, officers, managers, employees and agents (each a “Purchaser Indemnified Party”) from and against any and all Losses that any Purchaser Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)	any breach by Seller of any representation or warranty made by it in Article 2 (subject to any Updated Disclosure Schedules delivered pursuant to Section 4.1(c) that are deemed to cure a breach of any representation or warranty in accordance with the last sentence of Section 4.1(c)) or any breach or violation of any covenant, agreement or obligation of Seller contained herein; and

(ii)	as set forth in Part VI of Appendix B.

(b)       By Purchaser. Subject to the limitations set forth in this Article 6 and Section 7.15, from and after the Closing, the Purchaser agrees to indemnify and hold harmless Seller and Seller’s Affiliates together with their respective directors, officers, managers, employees and agents (each a “Seller Indemnified Party”) from and against any and all Losses that any Seller Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)	any breach by the Purchaser of any representation or warranty made by it in Article 3 or any breach or violation of any covenant, agreement or obligation of the Purchaser contained herein; and

(ii)	as set forth in Part VI of Appendix B.

6.2       Limitations on Seller’s or Purchaser’s Indemnification.

(a)       Minimum Limit on Claims. A party required to provide indemnification under this Article 6 (an “Indemnifying Party”) shall not be liable under this Article 6 to an Indemnified Party for any Claim for breach of any representation or warranty unless and until the aggregate amount of all Claims for which it would, in the absence of this provision, be liable exceeds the Basket Amount, and in such event the Indemnified Party will be liable for the amount of all Claims, including the Basket Amount; provided that the foregoing limitation shall not apply in the case of actual fraud or willful misrepresentation by the Indemnifying Party.

(b)       Maximum Limit on Claims.

(i)	Limitation on Seller’s Liability. Seller’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to Seller’s Maximum Liability set forth in Part VI of Appendix B; provided that the Seller’s Maximum Liability will not apply to any Claim based on (A) actual fraud or willful misrepresentation or (B) any breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.9, 2.11 and 2.18 (solely with respect to the Indebtedness of HoldCo and its Subsidiaries).

(ii)	Limitation on Purchaser’s Liability. The Purchaser’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to the Purchaser’s Maximum Liability set forth in Part VI of Appendix B; provided that the Purchaser’s Maximum Liability will not apply to any Claim based on (A) actual fraud or willful misrepresentation or (B) any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5 and 3.10.

(c)       Time Limit for Claims. No Indemnified Party may make a Claim for indemnification under Section 6.1 in respect of any Claim unless notice in writing of the Claim, incorporating a statement setting out in reasonable detail the grounds on which the Claim is based, has been given by the Indemnified Party prior to the expiration of the applicable Survival Period as set forth in Part VI of Appendix B.

6.3       Reimbursements; Refunds.

(a)       Right of Reimbursement. The amount of Losses payable under Section 6.1 by an Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party and such amounts would result in a duplicative recovery, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)       Other Refund Obligations. In addition to the obligations set forth in Section 6.3(a), the applicable Indemnified Party shall be obligated to reimburse or refund to the Indemnifying Party for payments made by it to such Indemnified Party under this Article 6 as set forth in Part VI of Appendix B.

6.4       Right to Control Proceedings for Third Party Claims.

(a)       If a third party shall notify any party with respect to any matter that may give rise to a Claim (a “Third Party Claim”), the Indemnified Party must give notice to the Indemnifying Party of the Third Party Claim (a “Third Party Claim Notice”) within twenty (20) Business Days after it becomes aware of the existence of the Third Party Claim and that it may constitute a Third Party Claim. The Indemnified Party’s failure to give a Third Party Claim Notice in compliance with this Section 6.4(a) of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which it may have to the Indemnified Party unless, and solely to the extent that, the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

(b)       The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume control of the defense of any Third Party Claim with the Indemnifying Party’s own counsel, in each case at the Indemnifying Party’s own cost and expense (provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge its indemnity obligations under this Article 6), and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with separate counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if such Third Party Claim would reasonably be expected to be materially detrimental to the business, reputation or future prospects of any Indemnified Party or (iii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. If the Indemnifying Party (i) fails to promptly notify the Indemnified Party in writing of its election to defend or fails to acknowledge its indemnity obligations under this Article 6 as provided in this Agreement, (ii) elects not to defend (or compromise at its sole cost and expense) such Third

Party Claim, (iii) has elected to defend such Third Party Claim but fails to promptly and diligently pursue the defense such Third Party Claim, (iv) otherwise breaches any of its obligations under this Article 6 or (v) as set forth on Schedule 6.4(b) hereto, or if the Third Party Claim is reasonably expected by the Indemnified Party to result in a payment obligation on the Indemnified Party in an amount that exceeds the maximum indemnification then available to the Indemnified Party pursuant to this Article 6, then the Indemnifying Party shall not be entitled to assume or maintain control of the defense of such Third Party Claim and the Indemnified Party may (by written notice to the Indemnifying Party) assume control of such defense (in which case the Indemnifying Party shall pay the fees and expenses of counsel retained by the Indemnified Party) and/or compromise such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(c)       Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.4(c). If a firm offer is made to settle a Third Party Claim that (i) does not (A) result in any liability or create any financial or other obligation on the part of the Indemnified Party and (B) result in the loss of any right or benefit on the part of any Indemnified Party, (ii) does not impose injunctive or other equitable relief against any Indemnified Party, and (iii) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such firm offer, then the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer within such twenty (20) day period and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.4(b), it may settle the Third Party Claim; provided that if the settlement is made without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party shall have no indemnity obligation pursuant to this Article 6 with respect to such Third Party Claim.

6.5       Mitigation; Treatment of Indemnification.

(a)       The Indemnified Party shall use commercially reasonable efforts to mitigate all Losses relating to a Claim for which indemnification is sought under this Article 6.

(b)       All indemnification payments under this Article 6 shall be deemed adjustments to the Purchase Price.

6.6       Exclusive Remedy. Seller and Purchaser acknowledge and agree that, should the Closing occur, and excluding liability for actual fraud or willful misrepresentation, the foregoing indemnification provisions of this Article 6 and the provisions of Section 7.16 shall be the sole and exclusive remedy of Seller and Purchaser with respect to any misrepresentation, breach of warranty, covenant or other agreement (other than any Purchase Price Adjustment set forth in Part I of Appendix B) or other claim arising out of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, effective as of the Closing each of the Purchaser and Seller covenants to the other party that in respect of any matters under or contemplated in this Agreement, it will not make any Claim whatsoever against any Affiliate of the other party or the directors, officers, managers, shareholders, member, controlling persons, employees and agents of any of the foregoing, in each case in their capacities as such, and its rights in respect of any such Claim for breach of any provision of this Agreement are limited solely to such rights as it may have against Seller or Purchaser, as the case may be, under this Agreement.

ARTICLE 7
MISCELLANEOUS

7.1       Entire Agreement. This Agreement and the Schedules and Appendices hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions, undertakings, representations and warranties between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

7.2       Notices. All notices, requests, demands and other communications hereunder shall be in writing (including facsimile transmission and electronic mail (“email”) transmission and shall be deemed to have been duly given if personally delivered, telefaxed (with confirmation of transmission), e-mailed (so long as confirmation of receipt is requested and received) or, if mailed, when mailed by United States first-class or Canadian Lettermail or Letter-post (as the case may be), certified or registered mail, postage prepaid, or by any international or national overnight delivery service, to the other party at the addresses as set forth in Part VII of Appendix B (or at such other address as shall be given in writing by any party to the other). All such notices, requests, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

7.3       Successors and Assigns.

(a)       No party shall assign this Agreement or any of its rights or obligations herein without the prior written consent of the other parties, in their sole discretion, except as provided herein and except that any party may assign this Agreement or any of its rights or obligations herein to an Affiliate of such party but the assigning party shall continue to be liable for all of its obligations hereunder following any such assignment. Subject to the foregoing, this Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)       Notwithstanding Section 7.3(a), each of Seller and the Purchaser may assign this Agreement without the consent of the other parties as specified in Part VII of Appendix B.

7.4       Tax Treatment. Each of the parties acknowledges that, absent a change in Law, it shall not treat the transactions contemplated by this Agreement as causing any portion of the assets held by the Project Company or its Subsidiaries to be treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

7.5       Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)       EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)       Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement (hereafter, a “Dispute”), except for any claims for specific performance as set forth in Section 7.16, shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under the AAA Commercial Arbitration Rules, including the Procedures for Large, Complex Commercial Disputes (the “Rules”) then in force to the extent such Rules are not inconsistent with the provisions of this Agreement. The party or parties commencing arbitration shall deliver to the other party or parties a written notice of intent to arbitrate (a “Demand”) in accordance with Rule R-4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq.

(i)	Selection of Arbitrators. Disputes shall be resolved by a panel of three independent and impartial arbitrators, (the “Arbitrators”). The party or parties initiating the arbitration shall appoint an arbitrator in its or their Demand; the responding party or parties shall appoint an arbitrator in its or their answering statement, which is due thirty (30) days after receipt of the Demand. If any party fails or refuses to timely nominate an arbitrator within the time permitted, such arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel. Within thirty (30) days of the appointment of the second arbitrator, the two party-appointed arbitrators shall appoint the third arbitrator, who shall act as the chair of the arbitration panel. If the two party-appointed arbitrators fail or refuse to appoint the third arbitrator within such thirty (30)-day period, the third arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel in accordance with Rule R-12. The Arbitrators, acting by majority vote, shall resolve all Disputes.

(ii)	Confidentiality. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the parties.

(iii)	Place of Arbitration. The place of arbitration shall be New York, New York. Any action in connection therewith shall be brought in the United States District Court for the Southern District of New York or, if that court does not have jurisdiction, any New York state court in New York County. Each party consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the party at the address set forth in Part VII of Appendix B.

(iv)	Conduct of the Arbitration. The arbitration shall be conducted in accordance with the Rules and in a manner that effectuates the parties’ intent that Disputes be resolved expeditiously and with minimal expense. The Arbitrators shall endeavor to commence the arbitration hearing within one hundred and eighty (180) days of the third arbitrator’s appointment.

(v)	Interim Relief. Any party may apply to the Arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the Arbitrators’ determination of the merits of the controversy).

(vi)	Discovery. The Arbitrators, upon a showing of good cause, may require and facilitate such limited discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the parties, the burden on the parties, and the desirability of making discovery limited, expeditious, and cost-effective. The Arbitrators shall issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(vii)	Arbitration Award. The Arbitrators shall endeavor to issue a reasoned, written award within thirty (30) days of the conclusion of the arbitration hearing. The Arbitrators shall have the authority to assess some or all of the costs and expenses of the arbitration proceeding (including the Arbitrators’ fees and expenses) against any party. The Arbitrators shall also have the authority to award attorneys’ fees and expenses to the prevailing party or parties. In assessing the costs and expenses of the arbitration and/or awarding attorneys’ fee and expenses, the Arbitrators shall consider the relative extent to which each party has prevailed on the disputed issues and the relative importance of those issues. The limitations of Section 7.15 shall apply to any award by the Arbitrators.

7.6       Headings; Construction; and Interpretation. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. Except as otherwise expressly provided, the rules of construction set forth in Appendix A-2 shall apply to this Agreement. The parties agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

7.7       Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

7.8       Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

7.9       No Other Beneficiaries. This Agreement is being made and entered into solely for the benefit of Purchaser and Seller, and neither Purchaser nor Seller intends hereby to create any rights in favor of any other Person as a third party beneficiary of this Agreement or otherwise.

7.10       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction specified in Part VII of Appendix B.

7.11       Schedules. References to a Schedule shall include any disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule to the extent that the relevance of such matter is reasonably apparent on the face thereof. The fact that any item of information is contained in a disclosure schedule shall not be construed as an admission of liability under any Governmental Rule, or to mean that such information is material. Such information shall not be used as the basis for interpreting the term “material”, “materially” or any similar qualification in this Agreement.

7.12       Limitation of Representations and Warranties. The Purchaser acknowledges that except as expressly provided in Article 2 of this Agreement, Seller has not made, and Seller hereby expressly disclaims and negates, and the Purchaser hereby expressly waives, any other representation or warranty, express, implied, at Law or otherwise relating to the Acquired Interests, Seller or Seller Affiliates, the Project Company, the Wind Project or this Agreement.

7.13       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. A facsimile or electronically imaged version of this Agreement may be executed by one or more parties hereto and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or “PDF” electronic mail pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

7.14       Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.15       Limit on Damages. Each party hereto acknowledges and agrees that neither party shall be liable to the other party for any punitive damages (except to the extent paid to a third party in respect of a Third Party Claim) or damages that were not reasonably foreseeable.

7.16       Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first above written.

PATTERN ENERGY GROUP INC. By: /s/ Esben Pedersen Its: Esben Pedersen Chief Investment Officer

[Signature Page to Panhandle 2 Purchase and Sale Agreement]

VERTUOUS ENERGY LLC By: /s/ Guthrie Stewart Its: Guthrie Stewart Vice-President By: /s/ Patrick Samson Its: Patrick Samson Vice President

[Signature Page to Panhandle 2 Purchase and Sale Agreement]

APPENDIX A-1: GENERAL DEFINITIONS
(as applicable and to the extent used in the final Agreement)

“AAA” shall have the meaning set forth in Section 7.5(b).

“Acquired Interests” shall have the meaning set forth in the recitals, as more fully described in Part I of Appendix C.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 50% or more of the equity interest in the Person specified or 50% or more of any class of voting securities of the Person specified; provided that notwithstanding the foregoing (a) Purchaser and their respective Subsidiaries shall not be deemed to be Affiliates of Seller and (b) Seller and its Affiliates (other than Purchaser and their respective Subsidiaries) shall not be deemed to be Affiliates of the Purchaser.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Arbitrators” shall have the meaning set forth in Section 7.5(b).

“B Member 2” shall have the meaning set forth in Part I of Appendix C.

“Basket Amount” shall have the meaning set forth in Part VI of Appendix B.

“Books and Records” means books, Tax Returns, contracts, commitments, and records of a Person.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized to be closed in New York, New York or Montreal, Québec.

“Claim” means a claim by an Indemnified Party for indemnification pursuant to Section 6.1.

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall mean the date a Closing occurs.

“Closing Notice” shall have the meaning set forth in Section 5.5.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, order or Permit of or from, or registration, declaration or filing with or exemption by any Person, including a Governmental Authority.

“Contract” means any agreement, lease, license, obligation, plan, arrangement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral) entered into by a Person or by which a Person or any of its assets are bound.

“Demand” shall have the meaning set forth in Section 7.5(b).

 App. A-1-1

“Dispute” shall have the meaning set forth in Section 7.5(b).

“Dollars” or “$” means the lawful currency of the United States of America.

“Environmental Claim” means any suit, action, demand, directive, claim, Lien, written notice of noncompliance or violation, allegation of liability or potential liability, or proceeding made or brought by any Person in each case (a) alleging any liability under or violation of or noncompliance with any applicable Environmental Law, (b) with respect to the release of or exposure to Hazardous Substances, or (c) with respect to noise pollution or visual impacts, including shadow flicker.

“Environmental Law” means any Law pertaining to the environment, natural resources, human health and safety in connection with exposure to Hazardous Substances, and physical and biological natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), and the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), and any similar or analogous state, local and municipal Laws, in effect as of the date hereof or the Closing Date, as applicable.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Expected Closing Date” shall have the meaning set forth in Part II of Appendix B

“Financial Model” means the financial model for the Wind Project.

“Financial Statements” means (a) the annual audited consolidated financial statements of income and cash flows of HoldCo for the year ended December 31, 2016 and the related balance sheet as at December 31, 2016, in each case setting forth in comparative form the corresponding figures for the preceding year; and (b) the unaudited consolidated financial statements of income and cash flows of HoldCo for the three-month period ended March 31, 2017 and the related balance sheet as at March 31, 2017, in each case setting forth in comparative form the corresponding figures for the preceding year, in each case prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles used by the Project Company to prepare the Financial Statements, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental Authority” means any federal or national, state, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or

 App. A-1-2

other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) having jurisdiction over the matter or Person in question, including Electric Reliability Council of Texas, Inc., the North American Electric Reliability Corporation and Texas Reliability Entity, Inc. and each of their respective successors.

“Governmental Rule” means, with respect to any Person, any applicable law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, protocol, operating guide, injunction or writ issued by any Governmental Authority.

“Hazardous Substances” means all substances, materials, chemicals, wastes or pollutants that are defined, regulated, listed or prohibited under Environmental Law, including without limitation, (i) asbestos or asbestos containing materials, radioactive materials, lead, and polychlorinated biphenyls, any petroleum or petroleum product, solid waste, mold, mycotoxin, urea formaldehyde foam insulation and radon gas; (ii) any waste or substance that is listed, defined, designated or classified as, or otherwise determined by any Environmental Law to be, ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, radioactive, mutagenic or otherwise hazardous; (iii) any pollutant, contaminant, waste, chemical, deleterious substances or other material or substance (whether solid, liquid or gas) that is defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” or a word, term, or phrase of similar meaning or regulatory effect under any Environmental Law.

“HoldCo” shall have the meaning set forth in Part I of Appendix C.

“HoldCo Transferred Interests” shall have the meaning set forth in Part I of Appendix C.

“HSR Act Approval” means that the applicable waiting period under the HSR Act will have expired or been terminated.

“Indebtedness” means all obligations of a Person (a) for borrowed money (including principal, accrued and unpaid interest, fees due, and any other amounts due), whether or not contingent, (b) evidenced by notes, bonds, debentures, mortgages or similar instruments or debt securities, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due), including all seller notes and “earn out” payments, (d) under capital leases, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit, performance bonds and other similar instruments (whether or not drawn), (g) under any interest rate, currency or other hedging agreement (including collars) or commitment therefor, (h) to repay deposits or other amounts advanced by and owing to third parties, (i) under conditional sale or other title retention agreements relating to property purchased by such Person, (j) in the nature of guaranties of the obligations described in clauses (a) through (i) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, or (k) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.

 App. A-1-3

“Indemnified Party” means either a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” shall have the meaning set forth in Section 6.2(c).

“Intellectual Property” means all intellectual property rights, including, without limitation, (a) patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, trade names, service marks, trade dress, trade names, logos and corporate names and registration and applications for registration of any item listed in clause (b), together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered), works of authorship and copyrightable works, and registrations and applications for registration of any item in this clause (c), (d) computer software (whether in source code, object code or other form), data, databases and any documentation related to any item listed in this clause, (e) trade secrets and other confidential information (including confidential and proprietary know how, ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes, procedures and techniques, research and development information, drawings, blueprints, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (f) all rights of privacy and publicity, (g) other intellectual property rights and (h) copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means (a) with respect to Seller, the actual knowledge of the persons identified in Part VII of Appendix B, which shall include at a minimum (i) the senior developer responsible for the Wind Project, (ii) the construction manager responsible for the Wind Project, (iii) the transaction counsel responsible for the financing of the Wind Project and (iv) the finance manager responsible for the financing of the Wind Project and (b) with respect to the Purchaser, the actual knowledge of the persons identified in Part VII of Appendix B opposite the name of the Purchaser.

“Laws” means all common law, laws, by-laws, statutes, treaties, rules, Orders, rulings, decisions, judgments, injunctions, awards, decrees, codes, ordinances, standards, regulations, restrictions, official guidelines, policies, directives, interpretations, Permits or like action having the effect of law of any Governmental Authority.

“Lease” means a lease, ground lease, sublease, license, concession, easement, right of way, encroachment agreement, municipal right of way agreements, and road user agreements or other written agreement, including any option relating thereto, in each case, governing real property, to which HoldCo or any of its Subsidiaries is a party.

“Lien” on any asset means any mortgage, deed of trust, lien, hypothec, pledge, charge, security interest, restrictive covenant, right of first refusal, right of first offer, easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loss” means any and all losses (including loss of profit and loss of expected profit), claims, actions, liabilities, damages, expenses, diminution in value or deficiencies of any kind or

 App. A-1-4

character including all interest and other amounts payable to third parties, all liabilities on account of Taxes and all reasonable legal fees and expenses and other expenses reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.

“Material Adverse Effect” means any circumstance, matter, condition, development, change, event, occurrence, state of affairs, or effect that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or liabilities, financial condition or properties of NewCo, HoldCo and its Subsidiaries, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement or otherwise perform any of its obligations under this Agreement; provided, however, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:

(a)       any change in general economic, political or business conditions;

(b)       changes resulting from acts of war or terrorism or any escalation or worsening of any such acts of war or terrorism threatened or underway as of the date of this Agreement;

(c)       changes or developments generally affecting the power services industry;

(d)       any changes in accounting requirements or principles imposed by GAAP after the date of this Agreement;

(e)       any changes in applicable Law after the date of this Agreement;

(f)       changes in the wind power industry that, in each case, generally affect companies in such industry;

provided that the incremental extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance or matter described in clauses (a) through (f) with respect to NewCo, HoldCo and its Subsidiaries, taken as a whole, relative to other similarly situated businesses in the wind power industry may be considered and taken into account in determining whether there has been a Material Adverse Effect.

“Material Contract” means (i) any Material Lease, (ii) the Contracts set forth in Part I of Appendix D and (iii) any other Contract that affects the Operating Period to which HoldCo or any of its Subsidiaries is a party or by which any such Person, or any of their respective assets, is bound (A) providing for past or future payments by or to HoldCo or any of its Subsidiaries in excess of $500,000 annually or $1,000,000 in the aggregate, (B) relating to any partnership, joint venture or other similar arrangement, (C) relating to any Indebtedness, (D) limiting the freedom of HoldCo or any of its Subsidiaries to compete in any line of business or with any Person or in any area or granting “most favored nation” or similar status, (E) with Seller or any of its Affiliates, (F) with Purchaser or any of its Affiliates, (G) relating to the acquisition or disposition of any business or material portion thereof (whether by merger, sale of stock, sale of assets or

 App. A-1-5

otherwise), (H) that was not entered into in the ordinary course of business of HoldCo or any of its Subsidiaries, or (I) the loss of which would result in a Material Adverse Effect.

“Material Contract Change” shall have the meaning set forth in Section 4.1(a).

“Material Leases” means all Leases related to the Wind Project (i) the loss of which would result in a reduction in production of the Wind Project or in its ability to deliver energy to the point of interconnection or would otherwise result in a Material Adverse Effect, or (ii) that are otherwise material to the operations of the Wind Project.

“NewCo” shall have the meaning set forth in Part I of Appendix C.

“NewCo LLC Agreement” shall have the meaning set forth in Section 4.4.

“Operating Period” means the period commencing on the Closing Date.

“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.

“Organization Documents” means, with respect to (a) any corporation, its articles or certificate of incorporation and by-laws, (b) any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (c) any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement, or (d) any other Person, documents of similar substance.

“Outside Closing Date” shall have the meaning set forth in Part III of Appendix B.

“Permitted Lien” means any of the following: (a) Liens for Taxes either not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Project Company’s balance sheet in accordance with GAAP; (b) inchoate mechanics’ and materialmen’s Liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business either for amounts not yet due or which have not been perfected, filed or registered in accordance with applicable Law against HoldCo or any of its Subsidiaries, the Wind Project or the Project Company Real Property; (c) as to any Project Company Real Property, title defects, easements, rights of first refusal, restrictions, irregularities, encumbrances (other than for borrowed money), encroachments, servitudes, rights of way and statutory Liens that do not or would not reasonably be expected to materially impair the value or use by HoldCo or any of its Subsidiaries of the Project Company Real Property; (d) security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of HoldCo or any of its Subsidiaries in the ordinary course of business and (e) Liens in respect of which the Project Company is insured against loss or damage pursuant to the Title Policy identified in Part II of Appendix D.

“Permit” means filings, registrations, licenses, permits, notices, technical assistance letters, decrees, certificates, approvals, consents, waivers, Orders, authorizations, agreements, directions, instructions, grants, easements, exemptions, exceptions, variances and authorizations to or from any Governmental Authority.

 App. A-1-6

“Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, trust, business trust, estate, joint venture, unincorporated association, limited liability company, cooperative, Governmental Authority or other entity.

“Personal Property” means all office equipment, machinery, equipment, supplies, vehicles, tractors, trailers, tools, spare parts, production supplies, furniture and fixtures and other items of tangible personal property owned by HoldCo or any of its Subsidiaries used primarily in connection with ownership, maintenance or operation of the Wind Project.

“Project Company” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part I of Appendix C of the Agreement.

“Project Company Real Property” means all real property of HoldCo and its Subsidiaries, together with all buildings, structures, improvements and fixtures of the Wind Project thereon, (i) held pursuant to a Material Lease or (ii) required to be set forth on Part II of Appendix C.

“PSP” shall have the meaning set forth in Section 3.8(b).

“PUFC” shall have the meaning set forth in Part I of Appendix C.

“Purchase Price” shall have the meaning set forth in Section 1.1, and is more particularly described in Part I of Appendix B.

“Purchase Price Adjustment” shall have the meaning set forth in Part I of Appendix B.

“Purchase Rights Agreements” means, collectively, (a) that certain Amended and Restated Purchase Rights Agreement dated as of June 16, 2017 by and among Seller, Pattern Energy Group Inc. and, solely with respect to Article IV thereof, Pattern Energy Group Holdings LP and Pattern Energy GP LLC, as such agreement is amended, modified or supplemented in accordance with its terms and (b) that certain Amended and Restated Purchase Rights Agreement dated as of June 16, 2017 by and among Pattern Energy Group 2 LP, Pattern Energy Group Inc. and, solely with respect to Article III thereof, Pattern Energy Group Holdings 2 LP and Pattern Energy Group Holdings 2 GP LLC, as such agreement is amended, modified or supplemented in accordance with its terms.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 6.1(a).

“Purchaser’s Maximum Liability” shall have the meaning set forth in Part VI of Appendix B.

“Rules” shall have the meaning set forth in Section 7.5(b).

“Securities Act” shall have the meaning set forth in Section 2.10.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Affiliates” shall have the meaning set forth in the recitals to this Agreement.

 App. A-1-7

“Seller Indemnified Party” shall have the meaning set forth in Section 6.1(b).

“Seller’s Maximum Liability” shall have the meaning set forth in Part VI of Appendix B.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Subsidiary Transferor” shall have the meaning set forth in Part I of Appendix C.

“Survival Period” shall have the meaning set forth in Part VI of Appendix B.

“Tax” or “Taxes” means, collectively all federal, state and local or foreign income, estimated, payroll, withholding, excise, sales, goods and services, harmonized, value-added, use, real and personal property, corporation, use and occupancy, business and occupation, mercantile, transfer, capital stock and franchise or other taxes, levies, duties, assessments, reassessments or other charges of any kind whatsoever (including interest, additions and penalties thereon), whether disputed or not.

“Tax Returns” means any return, declaration, notice, form, report, claim for refund or information return or statement relating to the determination, assessment, collection or payment of Taxes or to the administration, implementation or enforcement of or compliance with any legal requirement pertaining to Taxes, including, for greater certainty, any schedule or attachment thereto.

“Third Party Claim” shall have the meaning set forth in Section 6.5(a).

“Third Party Claim Notice” shall have the meaning set forth in Section 6.5(a).

“Wind Project” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part II of Appendix C of the Agreement.

 App. A-1-8

APPENDIX A-2: RULES OF CONSTRUCTION

1.	The singular includes the plural and the plural includes the singular.

2.	The word “or” is not exclusive.

3.	A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

4.	A reference to a Person includes its successors and permitted assigns.

5.	Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6.	The words “include,” “includes” and “including” are not limiting and shall be deemed to mean “include, without limitation”, “includes, without limitation” or “including, without limitation”.

7.	A reference to an Article, Section, Exhibit, Schedule or Appendix is to the Article, Section, Exhibit, Schedule or Appendix of this Agreement unless otherwise indicated.

8.	Any reference to “this Agreement”, “hereof,” “herein” and “hereunder” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

9.	Any reference to another agreement or document shall be construed as a reference to that other agreement or document as the same may have been, or may from time to time be, varied, amended, supplemented, substituted, novated, assigned or otherwise transferred.

10.	References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11.	This Agreement is the result of negotiations among, and has been reviewed by, Seller, Purchaser, and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of the parties thereto, and no ambiguity shall be construed in favor of or against either Seller or Purchaser.

12.	The words “will” and “shall” shall be construed to have the same meaning and effect.

 App. A-2-1

 Appendix B: Transaction Terms and Conditions

Panhandle 2 Transaction
I. Purchase Price
“Purchase Price”:	$58.8 million
Currency:	US Dollars
“Purchase Price Adjustment”:

The Purchase Price Adjustment at Closing shall be calculated to maintain the 25 year after tax IRR (assuming internal use of any tax benefits and excluding any amount paid pursuant to the Sponsor Services Agreement between PEGI and PSP or an Affiliate thereof) of the Purchaser based on the updated Financial Model delivered pursuant to Section 1.5(a)(iii), which has been updated solely to reflect the following:

(i)    change in the timing of Closing and the amount and date of the initial distribution to the Purchaser (considering any distributions received by the Seller prior to Closing and with the Seller leaving a reasonable amount of working capital in the project to fund near-term payables);

(ii)    changes to reflect amendments to or new Material Contracts that have an economic impact on the Operating Period (including the terms of any project debt and tax equity financing and changes to the length of the term of any power purchase agreement);

(iii)   changes in the amounts and timing of material acquired assets and liabilities not associated with operating the business in the ordinary course, including post-construction refunds, reserve amounts, outstanding debt balances, capital expenditures, etc.;

(iv)   manifest errors; and

(v)    changes to reflect actual quarterly financial performance.

Post-Closing Adjustment:	N/A
Deferred Purchase Price:	N/a
Payment Mechanics and Payee Information:

Bank Name:                 MUFG Union Bank, N.A.

Bank Address:            400 California Street

                                      San Francisco, CA 94104

ABA Number:            122000496
Swift Code:                 BOFCUS33MPK
Account Name:          Pattern US Finance Company LLC
Account Type:           Business Checking Account
Account Number:      7000179226

App. B-1 - 1

II. Signing Date Deliverables
Seller’s Signing Date Deliverables:	N/A
Purchaser’s Signing Date Deliverables:	N/A

III. Closing
Closing Location:	At the offices of PEGI: Pier 1, Bay 3 San Francisco, CA 94111
Expected Closing Date:	October 13, 2017
Outside Closing Date:	December 12, 2017
IV. Closing Deliverables & Conditions Precedent to Closing
Additional Closing Deliverables of Seller:

In addition to the closing deliverables set forth in Section 1.5(a) of the Agreement, Seller shall deliver, or cause to be delivered, to Purchaser the additional closing deliverables set forth in Appendix B-1.

Additional Closing Deliverables of Purchaser:

In addition to the closing deliverables set forth in Section 1.5(b) of the Agreement, Purchaser shall deliver, or cause to be delivered, to Seller the additional closing deliverables set forth in Appendix B-2.

Additional Conditions Precedent to Each Party’s Obligations to Close:

In addition to the conditions precedent set forth in Section 5.1 of the Agreement, the obligation of Purchaser and Seller to Close is subject to the additional conditions precedent set forth in Appendix B-3.

Additional Conditions Precedent to Purchaser’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.2 of the Agreement, the obligation of Purchaser to Close is subject to the additional conditions precedent set forth in Appendix B-4.
Additional Conditions Precedent to Seller’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.3 of the Agreement, the obligation of Seller to Close is subject to the additional conditions precedent set forth in Appendix B-5.

V. Additional Termination Rights
By Either Party:	Not applicable
By Purchaser:	Not applicable
By Seller:	Not applicable

App. B-1 - 2

VI. Indemnification Provisions
Additional Seller Indemnity Obligations:

From the Closing Date to December 31, 2019, Seller agrees to indemnify Purchaser and each of Purchaser’s successors and assigns in respect of, and hold each of them harmless from and against, any Losses suffered by Purchaser as a result of the Realized Basis exceeding the Assumed Basis (the “Basis Indemnity”) and/or the Actual Curtailment exceeding the Assumed Curtailment (the “Curtailment Indemnity”), in each case that may occur during the Scheduled Outages and as calculated in the applicable manner described below.

In the case of the Basis Indemnity, if the Realized Basis during the period the transmission lines were not operational exceeds the Assumed Basis for such period, the Seller shall pay to the Purchaser an amount equal to 39.69% of the positive difference between the Realized Basis and the Assumed Basis, multiplied by actual metered production that occurred during the period the transmission lines were not operational.

In the case of the Curtailment Indemnity, if the Actual Curtailment during the period the transmission lines were not operational exceeds the Assumed Curtailment for such period, the Seller shall pay to the Purchaser an amount equal to 39.69% of the positive difference between the Actual Curtailment and the Assumed Curtailment, multiplied by the Curtailed Period Lost Opportunity Price.

Notwithstanding the foregoing, in no event shall the total indemnity payments made by the Seller to the Purchaser pursuant to the Basis Indemnity and the Curtailment Indemnity exceed $5 million in the aggregate. For greater certainty, the foregoing indemnities are not subject to the limitations contained in Sections 6.2(a) or 6.2(b)(i).

“Actual Curtailment” shall mean production that is curtailed via dispatch signals from ERCOT when actual Wind Project node clearing price is lower than the Wind Project’s offer price for real time energy, and is calculated as the difference between theoretical production that would have been delivered if the Wind Project was not being curtailed, minus actual metered production.

“Assumed Basis” means the assumed Basis included in the Financial Model for the period the transmission lines were not operational.

“Assumed Curtailment” means the assumed Curtailment included in the Financial Model for the period the transmission lines were not operational.

“Basis” shall mean the integrated real time price at the North Hub minus the integrated real time price at the Wind Project node for each 15-minute period.

“Curtailed Period Lost Opportunity Price” shall mean the Curtailment weighted price at the North Hub minus the Assumed Basis during the period the transmission lines were not operational.

App. B-1 - 3

“Curtailment” means a reduction in production as a result of dispatch signals from ERCOT when the Wind Project node clearing price is lower than the Wind Project’s offer price for real time energy, and is calculated as the difference between theoretical production that would have been delivered if the Wind Project was not being curtailed, minus actual metered production.

“Realized Basis” shall mean the aggregate production weighted price at the North Hub minus the aggregate production weighted price at the Wind Project node for the period the transmission lines were not operational.

“Scheduled Outages” means the outages planned by Electric Transmission Texas, LLC on its transmission lines running between Tesla and Edith Clark and between Tesla and Riley as more particularly described in the notice dated May 19, 2017 from the Electric Reliability Council of Texas (“ERCOT”).

Additional Purchaser Indemnity Obligations:	Not applicable
Survival Period:

Until the date that is 12 months after the Closing, except for (i) the representations and warranties in Sections 2.1, 2.2, 2.3(a), 2.6 and 2.11 and any claim for any breach of any representation or warranty involving actual fraud or willful misrepresentation, which shall survive until the expiration of the relevant statute of limitations, (ii) the representation and warranty in Section 2.18 with respect to the Indebtedness of HoldCo and its Subsidiaries, which shall survive until the date that is the later of (A) 6 months after the Closing and (B) 3 months following the completion of HoldCo’s first annual audited financial statements and (iii) the representations and warranties in Section 2.9, which shall survive until the date that is 60 days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized written demand assessing liability for Tax, interest or penalties under applicable Law in respect of any taxation year to which such representations and warranties relate could be initiated (the “Survival Period”).

Limitation on Liability:	“Basket Amount”:	1% of the Purchase Price
	“Seller’s Maximum Liability”:	11% of the Purchase Price
	“Purchaser’s Maximum Liability”:	11% of the Purchase Price
Additional Refund or Reimbursement Obligations:	By Purchaser or Purchaser Indemnified Party: 1. N/A By Seller or Seller Indemnified Party: 1. N/A

App. B-1 - 4

VII. Additional Transaction Terms
Required Governmental Approvals:	1. Public Utility Commission of Texas pursuant to Title II of the Texas Utilities Code, Section 39.158 2. Committee on Foreign Investment in the United States
Persons with Knowledge:	Seller’s Persons with Knowledge: Andrew Murray, Scott Creech, Daniel Elkort, Glen Hodges and Mike Lyon Purchaser’s Persons with Knowledge: Guthrie Stewart and Patrick Samson
Additional Assignment Rights:	Assignment Rights of Seller: None Assignment Rights of Purchaser: None
Governing Law:	New York
Notice Information:	To Seller:	c/o Pattern Energy Group Inc. Pier 1, Bay 3 San Francisco, CA 94111 Attention: Amy Smolen Phone: 415-283-4000 Fax: 415-362-7900
To Purchaser:

c/o Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West.
Suite 1400
Montréal, Québec
Canada H3B 5E9

Attention: Managing Director, Infrastructure Investments
Facsimile:       (514) 937-0403
E-mail:             vertuousenergy@investpsp.ca

and legalnotices@investpsp.ca

with a copy to:

Davies Ward Phillips & Vineberg LLP
1501, avenue McGill College
26th Floor
Montreal, Québec
Canada H3A 3N9

Attention: Franziska Ruf
Facsimile:        (514) 841-6499
E-mail:              fruf@dwpv.com

App. B-1 - 5

Appendix B-1:

ADDITIONAL CLOSING DELIVERABLES OF selleR

1.	A properly executed certificate from the Seller in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that Seller (or, as the case may be, the Subsidiary Transferor) is not a “foreign person” as defined in Section 1445 of the Code.

1.	Copies or originals of the following documents, each dated as of or prior to the Closing Date:

a.	Certificate of Formation of NewCo.

b.	Replacement Class B Membership Interest Certificates (for the HoldCo Transferred Interests).

c.	Assignment and Assumption Agreement (between NewCo and Panhandle B Member 2 LLC), substantially in the form attached hereto.

d.	Tax Investors’ Consent.

e.	Voting Agreement, substantially in the form attached hereto.

f.	Reimbursement Agreement, substantially in the form attached hereto.

g.	NewCo LLC Agreement in the form to be negotiated in good faith by the Purchaser and the Seller on or prior to the Closing Date.

App. B-1 - 6

Appendix B-2:

Additional Closing Deliverables of purchaser

Copies or originals of the following documents, each dated as of or prior to the Closing Date:

1.	Voting Agreement, substantially in the form attached hereto.

2.	Reimbursement Agreement, substantially in the form attached hereto..

3.	NewCo LLC Agreement in the form to be negotiated in good faith by the Purchaser and the Seller on or prior to the Closing Date.

App. B-2 - 1

Appendix B-3:

Additional Conditions Precedent to

Each Party’s Obligations to Close

1. Receipt of the required Governmental Approvals identified in Part VII of Appendix B.

2. The Purchaser and the Seller shall have agreed on the terms of the NewCo LLC Agreement and such agreement shall have been executed and delivered by the Purchaser and the Seller.

App. B-3 - 1

Appendix B-4:

[RESERVED]

App. B-4 - 1

Appendix B-5:

Additional Conditions Precedent to

seller’s Obligations to Close

None.

App. B-5 - 1

Appendix C: Acquired Interests; Ownership Structure;

and Wind Project Information

PANHANDLE 2 TRANSACTION
I. Acquired Interests & Ownership Structure
Project Company:	Pattern Panhandle Wind 2 LLC, a Delaware limited liability company
Holding Company (“HoldCo”):	Panhandle Wind Holdings 2 LLC, a Delaware limited liability company
Subsidiaries of HoldCo:	Project Company
Subsidiaries of Project Company	None
Purchaser:	Vertuous Energy LLC as the ultimate purchaser; NewCo (as defined below) as the direct purchaser.
Percentage of HoldCo Acquired by Purchaser:	49% of Class B membership interests in HoldCo (indirectly).
Percentage Retained by Seller:	51% of Class B membership interests in HoldCo (indirectly).
Acquired Interests:

As of the date hereof, HoldCo owns 100% of the membership interests in the Project Company.

The membership interests in HoldCo consist of Class A membership interests (owned by the Tax Investors) and Class B membership interests, which are owned by Panhandle B Member 2 LLC (“B Member 2”), a Delaware limited liability company and a wholly-owned subsidiary of Pattern US Finance Company LLC (“PUFC”), a Delaware limited liability company and a wholly owned subsidiary of Seller. In connection with Closing, (i) PUFC will form a Delaware limited liability company (“NewCo”), (ii) B Member 2 will transfer 50% of the Class B membership interests in HoldCo (the “HoldCo Transferred Interests”) to NewCo, and (iii) Purchaser will acquire a 98% membership interest in NewCo (the “Acquired Interests”) from PUFC.

Subsidiary Transferor(s):	PUFC and B Member 2
Direct or Indirect Co-Owners of Project Company:	HoldCo owns 100% of the membership interests in the Project Company.

App. C- 1

II. Wind Project Information
Wind Project:	Nameplate capacity: 181.7 MW Location: Carson County, Texas Turbine type and manufacturer: Siemens 2.3 MW SWT-2.3-108 wind turbine generators Number of turbines: 79
Commercial Operation Date of Wind Project:	November, 2014
Permits & Governmental Approvals:	See attached Appendix C-1.
Legal description of Wind Project site (i.e., real property description):	See attached Appendix C-2 and the meets-and-bounds description separately provided to Purchaser.

App. C- 2

APPENDIX C-1: PERMITS & GOVERNMENTAL APPROVALS

COMPLETED PERMITS

Document
1.	WTG Federal Aviation Administration 7460-1 Determination of
No Hazard to Navigation, Aeronautical Study Nos.: 2012-
WTW-10431; 2012-WTW-10432; 2012-WTW-10480; 2012-
WTW-10481; 2012-WTW-10482; 2012-WTW-10484; 2012-
WTW-10494; 2012-WTW-10495; 2012-WTW-10496; 2012-
WTW-10497; 2012-WTW-10498; 2012-WTW-10499; 2012-
WTW-10500; 2012-WTW-10501; 2012-WTW-10502; 2012-
WTW-10503; 2012-WTW-10504; 2012-WTW-10505;
2013-WTW-2584; 2013-WTW-2585; 2013-WTW-2587 and
2013-WTW-2583;; 2013-WTW-2586; and
2013-WTW-3597; 2013-WTW-3598; 2013-WTW-3599; 2013-
WTW-3600; 2013-WTW-3601; 2013-WTW-3602; 2013-WTW-
3603; 2013-WTW-3604; 2013-WTW-3605; 2013-WTW-3606;
2013-WTW-3607; 2013-WTW-3608; 2013-WTW-3609; 2013-
WTW-3610; 2013-WTW-3611; 2013-WTW-3612; 2013-WTW-
3613; 2013-WTW-3614; 2013-WTW-3615; 2013-WTW-3616;
2013-WTW-3617; 2013-WTW-3618; 2013-WTW-3619; 2013-
WTW-3620; 2013-WTW-3621; 2013-WTW-3622; 2013-WTW-
3623; 2013-WTW-3624; 2013-WTW-3625; 2013-WTW-3626;
2013-WTW-3627; 2013-WTW-3628; 2013-WTW-3629; 2013-
WTW-3630; 2013-WTW-3631; 2013-WTW-3632; 2013-WTW-
3633; 2013-WTW-3634; 2013-WTW-3635; 2013-WTW-3636;
2013-WTW-3637; 2013-WTW-3638; 2013-WTW-3639; 2013-
WTW-3640; 2013-WTW-3641; 2013-WTW-3642; 2013-WTW-
3643; 2013-WTW-3644; 2013-WTW-3645; 2013-WTW-3646;
2013-WTW-3647; 2013-WTW-3648; 2013-WTW-3649; 2013- WTW-3650; 2013-WTW-3651; 2013-WTW-3652; 2013-WTW-3653.
2.	Notice of Intent for Storm Water Discharges Associated with Construction Activity under TPDES General Permit
3.	Storm Water Pollution Prevention Plan for Construction Activities
4.	Carson County Crossing Road and Right of Way and Use Permit in connection with project infrastructure crossing County Roads 15, 16, 17, K, O, S, U, W, X, Y and R.
5.	PUCT Approval of Application of Sharyland Utilities LP to amend a Certificate of Convenience and Necessary for a Service Area Exception in Carson County.
6.	State (TXDOT) Permit No. 7 to Construct Access Driveway Facilities on Highway Right of Way

App. C- 1

7.	State (TXDOT) Permit No. 8 to Construct Access Driveway Facilities on Highway Right of Way

8.	State (TXDOT) Permit No. 9 to Construct Access Driveway Facilities on Highway Right of Way
9.	State (TXDOT) Permit No. 10 to Construct Access Driveway Facilities on Highway Right of Way
10.	State (TXDOT) Notice and Approval No. AMA20131029093328 in connection with project transmission line crossing US Highway 60
11.	State (TXDOT) Notice and Approval No. AMA20131029103344 in connection with project transmission line crossing FM Highway 294
12.	FERC Notice of Self-Certification of Exempt Wholesale Generator Status pursuant to Section 1262(6) of the Public Utility Holding Company Act of 2005 and 18 C.F.R. § 366.7(a)
13.	Registration, filing and certification as a “Power Generation Company” under Title 16, § 25.109 of the Texas Administrative Code, as amended
14.	Registration, filing and certification as a renewable energy credit (“REC”) generator under Title 16, § 25.173 of the Texas Administrative Code
15.	Submission and ERCOT acceptance of the Resource Entity Registration Form and Resource Asset Registration Form (“RARF”) pursuant to ERCOT Protocol 16.5
16.	Execution of the ERCOT Standard Market Participant Agreement pursuant to ERCOT Protocol 16.5
17.	Submission of the QSE Acknowledgement Form pursuant to ERCOT Protocol 16.5
18.	Establishment of Generator REC Account with ERCOT pursuant to ERCOT Protocol 16.7
19.	Submission and acceptance by ERCOT of the New Generator Commissioning Checklist
20.	Registration with the North American Reliability Corporation (“NERC”) as a “Generator Owner” and “Generator Operator” pursuant to Section 500 of the NERC Rules of Procedure
21.	Public Utility Commission of Texas approval of the “Capital Contributions” pursuant to Title II, Texas Utilities Code, Section 39.158.
22.	One (1) Met Tower Federal Aviation Authority Determinations of No Hazard to Air Navigation: 2013-WTW-11328-OE
23.	State (TXDOT) Notice and Approval Nos. AMA20131210141723, AMA20140115132258, AMA20140115133149, AMA20140115141544, AMA20140115143921, AMA20140115144803, AMA20140128121212, in connection with project transmission

App. C- 2

24.	Form 7460-2, Part II for the following Federal Aviation Administration 7460-1 Determination of No Hazard to Air Navigation, Aeronautical Study Nos.: 2012-WTW-10431; 2012-WTW-10432; 2012-WTW-10480; 2012-WTW-10481; 2012-WTW-10482; 2012-WTW-10484; 2012-WTW-10494; 2012-WTW-10495; 2012-WTW-10496; 2012-WTW-10497; 2012-WTW-10498; 2012-WTW-10499; 2012-WTW-10500; 2012-WTW-10501; 2012-WTW-10502; 2012-WTW-10503; 2012-WTW-10504; 2012-WTW-10505; and 2013-WTW-2583; 2013-WTW-2584; 2013-WTW-2585; 2013-WTW-2586; 2013-WTW-2587; 2013-WTW-3597; 2013-WTW-3598; 2013-WTW-3599; 2013-WTW-3600; 2013-WTW-3601; 2013-WTW-3602; 2013-WTW-3603; 2013-WTW-3604; 2013-WTW-3605; 2013-WTW-3606; and 2013-WTW-3607; 2013-WTW-3608; 2013-WTW-3609; 2013-WTW-3610; 2013-WTW-3611; 2013-WTW-3612; 2013-WTW-3613; 2013-WTW-3614; 2013-WTW-3615; 2013-WTW-3616; 2013-WTW-3617; 2013-WTW-3618; 2013-WTW-3619; 2013-WTW-3620; 2013-WTW-3621; 2013-WTW-3622; 2013-WTW-3623; 2013-WTW-3624; 2013-WTW-3625; 2013-WTW-3626; 2013-WTW-3627; 2013-WTW-3628; 2013-WTW-3629; 2013-WTW-3630; 2013-WTW-3631; 2013-WTW-3632; 2013-WTW-3633; 2013-WTW-3634; 2013-WTW-3635; 2013-WTW-3636; 2013-WTW-3637; 2013-WTW-3638; 2013-WTW-3639; 2013-WTW-3640; 2013-WTW-3641; 2013-WTW-3642; 2013-WTW-3643; 2013-WTW-3644; 2013-WTW-3645; 2013-WTW-3646; 2013-WTW-3647; 2013-WTW-3648; 2013-WTW-3649; 2013-WTW-3650; 2013-WTW-3651; 2013-WTW-3652; 2013-WTW-3653.
25.	NWP 12 (Utility Lines) and NWP 14 (Linear Transportation Projects) from the Army Corps of Engineers (Corps)
26.	State (TCEQ) Section 401 State Water Quality Certification

App. C- 3

Appendix D: Documents & Key Counterparties

Panhandle 2 Transaction
I. B. Material Project Agreements & Key Counterparties
Balance of Plant Agreement:	Balance of Plant Agreement, dated December 20, 2013, between Project Company and M.A. Mortenson Company
Balance of Plant Contractor:	M.A. Mortenson Company
Turbine Supply Agreement:	Wind Turbine Generator and Tower Supply and Commissioning Agreement, dated December 20, 2013, between Project Company and Siemens Energy, Inc.
Turbine Supplier:	Siemens Energy, Inc.
Turbine O&M Agreement:	Long Term Turbine Service Agreement. Long Term 250H Program Service Agreement dated as of January 1, 2017, between the Project Company and Siemens Wind Power, Inc.
Turbine O&M Provider:	Siemens Wind Power, Inc.
Transformer Purchaser Agreements:	(1) Purchase Agreement, dated December 20, 2013, between Project Company and HICO America Sales & Technology, Inc., and (2) Purchase Agreement, dated December 20, 2013, between Project Company and GE Prolec Transformers, Inc.
Transformer Suppliers:	(1) HICO America Sales & Technology, Inc. and (2) GE Prolec Transformers, Inc.
Interconnection Agreement:	ERCOT Standard Generation Interconnection Agreement, dated October 2, 2013, between Cross Texas Transmission, LLC and Project Company, as amended by the First Amendment to the ERCOT Standard Generation Interconnection Agreement, dated December 10, 2013, between Transmission Service Provider and Project Company, and the Second Amendment to the ERCOT Standard Generation Interconnection Agreement, dated December 19, 2013, between Transmission Service Provider and Project Company.
Transmission Service Provider:	Cross Texas Transmission, LLC
Management, Operations and Maintenance Agreement:	Management, Operation and Maintenance Agreement, dated December 20, 2013, between Project Company and Pattern Operators LP
O&M Provider:	Pattern Operators LP
Project Administration Agreement:	Project Administration Agreement, dated December 20, 2013, between Project Company and Pattern Operators LP as amended by an amendment dated 12/15/16.
Project Administrator:	Pattern Operators LP

App. D- 1

Energy Hedge Agreement:

(1)   ISDA 2002 Master Agreement, dated December 12, 2013, between Morgan Stanley Capital Group Inc. and Project Company; (2) Amended and Restated Schedule to the ISDA 2002 Master Agreement, dated December 20, 2013, between Morgan Stanley Capital Group Inc. and Project Company; (c) Amended and Restated ISDA Credit Support Annex to the Schedule to the ISDA Master Agreement, dated December 20, 2013, between Morgan Stanley Capital Group Inc. and Project Company; and (4) Power Confirmation, dated December 13, 2013, between Morgan Stanley Capital Group Inc. and Project Company.

(2)   Energy Hedge Security Documents:

Pledge Agreements. (a) Pledge and Security Agreement, dated as of the December 20, 2013, by and among the Project Company, HoldCo and Morgan Stanley Capital Group Inc. as Collateral Agent (as defined therein); and (b) Pledge Agreement, dated as of December 20, 2013, by and among the Project Company, B Member 2 and Morgan Stanley Capital Group Inc. as Collateral Agent (as defined therein).

Security Agreement. Amended and Restated Security Agreement, dated as of November 10, 2014, by and among the Project Company and Morgan Stanley Capital Group Inc. as Collateral Agent (as defined therein); Special Account Control Agreement (account 0060812462) and Special Account Control A( account 0060812454), each effective as of November 10, 2014, each by and among the Project Company, Morgan Stanley Capital Group Inc. as Secured Party (as defined therein) and MUFG Union Bank N.A. as “Bank” (as defined therein).

Deed of Trust. Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, recorded December 20, 2013, created by the Company in favor of Louis Canaras, as trustee for the benefit of Morgan Stanley Capital Group Inc. as Agent (as defined therein), as amended by First Amendment of Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated November 10, 2014.

(3)   Morgan Stanley Hedge Guarantee:

Guarantee, dated as of December 12, 2013, of Morgan Stanley, a Delaware corporation, in favor of Project Company.

Energy Hedge Provider:	Morgan Stanley Capital Group Inc.

App. D- 2

QSE Agreement:

Agreement to Provide QSE Services, dated December 20, 2013, between Project Company and Tenaska Power Services Co., as amended by that First Amendment to the Agreement to Provide QSE Services, dated as of December 19, 2014 and that Second Amendment to the Agreement to Provide QSE Services, dated as of July 25, 2016; Guarantee, by Tenaska Energy Inc. and Tenaska Energy Holdings, LLC in favor of the Project Company, dated as of December 20, 2013; Collateral Agency and Designated Account Control Agreement, dated as of December 20, 2013, by and among the Project Company, Tenaska Power Services Co., Morgan Stanley Capital Group Inc., as collateral agent and as Energy Hedge Provider, and Union Bank, N.A., as Collateral Agent, Securities Intermediary and Depository Bank.

Shared Facilities Agreements:

Phase 1: Cotenancy, Common Facilities and Easement Agreement, dated August 19, 2013, between Project Company and Pattern Panhandle Wind LLC, as amended by that certain Amendment to Cotenancy, Common Facilities and Easement Agreement, dated December 18, 2013 between Project Company and Pattern Panhandle Wind LLC.

Phase 2: Cotenancy, Common Facilities and Easement Agreement, dated December 20, 2013, between Project Company and Pattern Panhandle Wind 3 LLC.

Build Out Agreement:	Build-Out Agreement, dated December 20, 2013, between Project Company and Pattern Renewables LP.
Tax Agreements:

Partial Assignment Agreement (Phase 2 Rights under Carson County Tax Abatement Agreement), dated as of October 28, 2013, between Project Company and Pattern Panhandle Wind LLC.

Limitation on Appraised Value Agreement, dated as of November 18, 2013, between the Project Company and Panhandle Independent School District, a Texas independent school district operating under and subject to the Texas education code.

II. Reports, Other Deliverables and Consultants
Environmental Consultant:	Blanton & Associates, Inc.
Environmental Report:	Blanton & Associates, Inc., Final Phase I Environmental Site Assessment for the Panhandle I Wind Project, Carson County, Texas, dated October 15, 2013
Independent Engineer:	GL Garrad Hassan America, Inc.
Independent Engineer’s Report:	GL Garrad Hassan America, Inc., Technical Due Diligence of the Panhandle Wind Power Project, dated December 20, 2013
Title Company:	Stewart Title Guaranty Company and Chicago Title

App. D- 3

Title Policy:	Form T-1 Owner’s Policy of Title Insurance, Policy No. O-5966-000020605 dated November 10, 2014; Form T-1 Owner’s Policy of Title Insurance, Policy No. 0-5966-000020580
Wind Consultant:	GL Garrad Hassan America, Inc.
Wind Energy and Resource Assessment Report:	GL Garrad Hassan America, Inc., Assessment of the Energy Production of the Proposed Panhandle Wind Farm, dated December 20, 2013
Insurance Consultant:	Moore McNeil, LLC
Insurance Consultant’s Report:	Operational Insurance Report dated October 24, 2014, as updated by the letter from Insurance Consultant to the Tax Investors and Holdco dated November 5, 2014
Insurance Policies:

Property & Business Interruption for US Operating Wind & MET Towers, Policy PER 16WPO0066

US Operations & Development GL including Pollution, Policy Number PMG G24921578 005

Umbrella Liability Worldwide US, Policy Number G28124387002

Local Content Consultant:	Not applicable.
Local Content Report:	Not applicable.
Transmission Consultant:	Leidos Engineering LLC (f/k/a SAIC Energy, Environment & Infrastructure, LLC)
Transmission Consultant’s Report:	SAIC Energy, Environment & Infrastructure, LLC, Independent Transmission Assessment, Panhandle Wind Project, June 30, 2013
Cost Segregation Consultant:	Deloitte Financial Advisory Services LLP or another accounting firm of recognizable standing, reasonably acceptable to Panhandle B Member 2 LLC and the Tax Investors
Cost Segregation Report:	The report of the Cost Segregation Consultant delivered to the Tax Investors.

III. Financing Arrangements & Key Counterparties
Term Loan Agreement:	None
Other Financing Arrangements:	None

App. D- 4

Amendments to any document in this Part III of Appendix D	n/a

IV. Equity and Co-Ownership Arrangements & Key Counterparties
Equity Capital Contribution Agreement (the “ECCA”):	Closing under the ECCA has occurred in November 2014.
Tax Equity Investors (Class A members of Holdco) (the “Tax Investors”):	JPM Capital Corporation Morgan Stanley Wind LLC Comet Wind TX LLC
Project Agreement:

Third Amended and Restated Limited Liability Company Agreement of Panhandle Wind Holdings 2 LLC, dated as of November 10, 2014, as amended by Amendment No. 1, dated December 30, 2016 (the “Project Agreement”).

V. Real Estate Documents

Tract 1

Fee Owner: John Tom Smith and Carrie Shadid Smith \

Commitment No. 10652B

Easement created pursuant to the following documents: Option Agreement for Easement by and between John T. Smith and Carrie Shadid Smith and Pattern Panhandle Wind LLC, dated July 10, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated July 10, 2013, recorded July 18, 2013, as Document No. 2013-00001006, in Volume 586, Page 338, Official Public Records, Carson County, Texas, as evidenced of record by that certain Memorandum of Option and Easement, dated July 29, 2013, recorded July 31, 2013, as Document No. 2013-00001105, in Volume 587, Page 484, Official Public Records, Carson County, Texas; as assigned to Pattern Panhandle Wind 2 LLC pursuant to that certain Assignment and Assumption Agreement by and between Pattern Panhandle Wind LLC (“Assignor”) and Pattern Panhandle Wind 2 LLC (“Assignee”) dated November 18, 2013, recorded November 18, 2013, as Document No. 2013- 00001744, in Volume 597, Page 36, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001778, in Volume 597, Page 283, Official Public Records, Carson County.

Tract 2

Fee Owner: Mary Kate Surratt Rittmann, Trustee of the Mary Kate Surratt Rittmann GST

Exempt Trust, and Alice S. Dawson and Robbin R. Dawson

Commitment No. 10652J

Easement created pursuant to the following documents: Option Agreement for Easement by and between Mary Kate Surratt Rittmann, as Trustee of the Mary Kate Surratt Rittmann GST Exempt Trust established under the Last Will and Testament of Margaret P. Surratt, Deceased dated September 6, 1996 and Margaret Alice Surratt Dawson, as Trustee of the Margaret Alice Surratt Dawson GST Exempt Trust established under the Last Will and Testament of Margaret

App. D- 5

P. Surratt, Deceased dated September 6, 1996 and Pattern Panhandle Wind LLC, dated October 1, 2011 (“Option Agreement”),, as evidenced of record by that certain Memorandum of Option and Easement, dated October 1, 2011, recorded December 19, 2011, as Document No. 2011- 00001422, in Volume 551, page 145, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Mary Kate Surratt Rittmann, as Trustee of the Mary Kate Surratt Rittmann GST Exempt Trust, as to an undivided ½ interest, Margaret Alice Surratt Dawson, as Trustee of the Margaret Alice Surratt tt Dawson GST Exempt Trust established under the Last Will and Testament of Margaret P. Surratt, Deceased, dated September 6, 1996, and Margaret Alice Surratt Dawson a/k/a Alice S. Dawson and husband, Robbin R. Dawson, as to their undivided ½ interest (“Owner”)and Pattern Panhandle Wind LLC, dated June 28, 2013, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated June 28, 2013, recorded July 18, 2013, as Document No. 2013-00001007, in Volume 586, page 344, Official Public Records, Carson County, Texas, as assigned to Pattern Panhandle Wind 2 LLC pursuant to that certain Assignment and Assumption Agreement by and between Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC, dated August 13, 2013, recorded August 14, 2013, as Document No. 2013-00001191, in Volume 589, page 156, Official Public Records, Carson County, Texas The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001782, in Volume 597, Page 305, Official Public Records, Carson County.

Tract 3

Fee Owner: Anne Easter f/k/a Anne Drawe

McNeill Commitment No. 10652G

Easement created pursuant to the following documents: Option Agreement for Easement by and between Anne Easter and Pattern Panhandle Wind LLC dated January 13, 2011 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated January 13, 2011, recorded November 5, 2012, as Document No. 2012-00001378, in Volume 570, Page 140, Official Public Records of Carson County, Texas as assigned to Pattern Panhandle Wind 2 LLC pursuant to that certain Assignment and Assumption Agreement by and between Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC, dated August 13, 2013, recorded August 14, 2013, as Document No. 2013-00001191, in Volume 589, page 156, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013- 00001780, in Volume 597, Page 296, Official Public Records, Carson County, Texas.

Tract 4

Fee Owner: Jerry D. Biggs and Judy L. Biggs

Commitment No. 10652E

Easement created pursuant to the following documents: Amended and Restated Option Agreement for Easement by and between Jerry D. Biggs and Judy L. Biggs, husband and wife and Pattern Panhandle Wind 2 LLC dated effective as of March 27, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Amended and Restated Option and Easement dated effective as of March 27, 2013, recorded October 1, 2013, as Document No. 2013-00001433, in Volume 592, Page 470, Official Public Records, Carson County, Texas. The exercise of the option granted in the

App. D- 6

Option Agreement, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001779, in Volume 597, Page 288, Official Public Records, Carson County.

Tract 5

Fee Owner: Pattern Panhandle Wind 2 LLC

Commitment No. 10652DD

Special Warranty Deed dated March 20, 2014, recorded March 27, 2014 as Document No. 2014-00000414, in Volume 608, Page 255, Official Public Records, Carson County, Texas

Tract 6, Parcels 1-3

Fee Owner: Simms & Son Inc.

Commitment No. 10652D and 10652M

Easement created pursuant to the following documents: Amended and Restated Option Agreement for Easement by and between Simms & Son Inc. and Pattern Panhandle Wind 2 LLC dated effective as of March 16, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Amended and Restated Option and Easement dated effective as of March 27, 2013, recorded September 25, 2013, as Document No. 2013-00001415, in Volume 592, Page 375, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001785, in Volume 597, Page 323, Official Public Records, Carson County, Texas.

Tract 6, Parcel 4

Fee Owner: Simms & Son Inc.

Commitment No. 10652D and 10652M

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 18, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013- 00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas. Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 6, Parcel 5

Fee Owner: Simms & Son Inc.

Commitment No. 10652D and 10652M

Aerial Easement Agreement by and between Simms and Son, Inc. and Pattern Panhandle Wind 2 LLC dated November 21, 2013, recorded November 26, 2013, as Document No. 2013- 00001796, in Volume 597, Page 402, Official Public Records, Carson County, Texas.

App. D- 7

Tract 6, Parcel 6

Fee Owner: Simms & Son Inc.

Commitment No. 10652D and 10652M

Easement Agreement by and between Simms and Son, Inc. and Pattern Panhandle Wind 2 LLC dated effective as of November 10, 2014, recorded November 10, 2014 as Document No. 2014-00001405, in Volume 622, Page 370, Official Public Records, Carson County, Texas

Tract 7

Fee Owner: Wade Ritter and Skye Ritter

Commitment No. 10652A

Easement created pursuant to the following documents: Amended and Restated Option Agreement for Easement by and between Wade Ritter and Skye Ritter, husband and wife and Pattern Panhandle Wind 2 LLC dated effective as of August 24, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Amended and Restated Option and Easement dated August 24, 2013, recorded November 5, 2013, as Document No. 2013- 00001650, in Volume 595, Page 363, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 2, 2013, as Document No. 2013-00001824, in Volume 598, Page 70, Official Public Records, Carson County, Texas.

Tract 8

Fee Owner: Mogie R McCray, Trustee of the James B. McCray Testamentary Trust

Commitment No. 10652L

Easement created pursuant to the following documents: Option Agreement for Easement by and between Mogie R. McCray, Trustee, James B. McCray Testamentary Trust and Pattern Panhandle Wind 2 LLC, dated April 10, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated April 10, 2013, recorded May 9, 2013, as Document No. 2013-00000679, in Volume 582, page 198, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 2, 2013, as Document No. 2013- 00001825, in Volume 598, Page 75, Official Public Records, Carson County, Texas.

Tract 9

Fee Owner: 1/2 Opal Herndon; 1/6 Lynelle Herndon MacKechnie (f/k/a Lynelle

Herndon McMurtry); 1/6 Lisa Herndon Klett; 1/6 Hal Herndon (a/k/a Hal Joe Herndon)

Commitment No. 10652H

Easement created pursuant to the following documents: Option Agreement for Easement by and between Opal Herndon, Hal Joe Herndon, Lynelle Herndon Mackechnie and Lisa Herndon Klett and Pattern Panhandle Wind LLC, dated March 20, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated March 20, 2007, recorded April 11, 2007, as Document No. 00000430, in Volume 448, page 262, and recorded April 11, 2007, as Document No. 00000431, in Volume 448, Page

App. D- 8

267, Official Public Records, Carson County, Texas; as amended by that certain First Amendment to Option Agreement for Easement by and between Opal Herndon, Hal Joe Herndon, Lynelle Herndon Mackechnie and Lisa Herndon Klett and Pattern Panhandle Wind LLC, successor to Babcock & Brown Panhandle Wind LLC dated October 18, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated October 18, 2012, recorded November 1, 2012 , as Document No. 2012-00001363, in Volume 570, page 87, Official Public Records, Carson County, Texas, as assigned to Pattern Panhandle Wind 2 LLC pursuant to that certain Assignment and Assumption Agreement by and between Pattern Panhandle Wind LLC formerly known as Babcock and Brown Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC, dated August 13, 2013, recorded August 14, 2013, as Document No. 2013-00001191, in Volume 589, page 156, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001784, in Volume 597, Page 316, Official Public Records, Carson County.

Tract 10

Fee Owner: Kerri Sue Biggs Hicks (1/2 interest) Vanessa Dianne Biggs Watkins (1/4 interest)

and Lucas Cortney Biggs (1/4 interest)

Commitment No. 10652F

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Kerri Sue Biggs Hicks, Vanessa Dianne Biggs Watkins and Lucas Cortney Biggs and Pattern Panhandle Wind 2 LLC dated November 27, 2013, (“Option Agreement”) as evidenced of record by that certain Memorandum of Option and Easement dated November 27, 2013 (“Option Agreement”), recorded December 3, 2013 as Document No. 2013-00001828, in Volume 598, Page 96, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated December 3, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 3, 2013, as Document No. 2013-00001833, in Volume 598, Page 140, Official Public Records, Carson County, Texas.

Tract 11

Fee Owner: Elizabeth Ann Metcalf

Commitment No. 10652I

Easement created pursuant to the following documents: Option Agreement for Easement by and between Curtis Metcalf and Ann Metcalf and Pattern Panhandle Wind LLC, dated February 9, 2007, as evidenced of record by that certain Memorandum of Option and Easement, dated February 9, 2007 (“Option Agreement”), recorded April 11, 2007, as Document No. 00000439, in Volume 449, page 1, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between Elizabeth Ann Metcalf aka Ann Metcalf, individually and as Independent Executrix of the Estate of George Curtis Metcalf, deceased and Pattern Panhandle Wind LLC, a successor to Babcock and Brown Panhandle Wind LLC, dated July 23, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated July 23, 2012, recorded July 30, 2012, as Document No. 2012-00000918, in Volume 564, page 494; Official Public Records, Carson County, Texas, as assigned in Assignment and

App. D- 9

Assumption Agreement by and between Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC, dated August 13, 2013, recorded August 14, 2013, as Document No. 2013-00001191, in Volume 589, page 156, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001781, in Volume 597, Page 300, Official Public Records, Carson County, Texas.

Tract 12

Fee Owner: B. F. Urbanczyk Farms Inc

Commitment No. 10652K

Easement created pursuant to the following documents: Option Agreement for Easement by and B.F. Urbanczyk Farms Inc. and Pattern Panhandle Wind LLC, dated March 16, 2007 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated March 16, 2007, recorded April 11, 2007, as Document No. 00000423, in Volume 448, page 233, Official Public Records, Carson County, Texas, as amended by that certain First Amendment to Option Agreement for Easement by and between B.F. Urbanczyk Farms Inc. and Pattern Panhandle Wind LLC, a successor to Babcock and Brown Panhandle Wind LLC, dated May 4, 2012, as evidenced of record by that certain First Amendment to Memorandum of Option and Easement, dated May 4, 2012, recorded May 17, 2012, as Document No. 2012-00000597, in Volume 560, page 192; Official Public Records, Carson County, Texas, as assigned to Pattern Panhandle Wind 2 LLC pursuant to that certain Assignment and Assumption Agreement by and between Pattern Panhandle Wind LLC formerly known as Babcock & Brown Panhandle Wind LLC and Pattern Panhandle 2 LLC, dated August 13, 2013, recorded August 14, 2013, as Document No. 2013-00001191, in Volume 589, page 156, Official Public Records, Carson County, Texas and that certain Assignment and Assumption Agreement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated November 15, 2013, recorded November 18, 2013, as Document No. 2013-00001744, in Volume 597, Page 36,, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option (Partial Exercise) dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 25, 2013, as Document No. 2013-00001783, in Volume 597, Page 311, Official Public Records, Carson County, Texas.

Tract 13

Fee Owner: Pattern Panhandle Wind 2 LLC

Commitment No. 10652CC

Special Warranty Deed from Pattern Panhandle Wind LLC to Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013- 00001963, in Volume 600, Page 298, Official Public Records, Carson County, Texas. Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson

App. D- 10

County, Texas.

Tract 14, Parcel 1

Fee Owner: Jack Ramey and Susan O Ramey

Commitment No. 10652N

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Jack Ramey and Susan Ramey, husband and wife, and Dan Thomas Ramey and Pattern Panhandle Wind 2 LLC dated October 8, 2013, as evidenced of record by that certain Memorandum of Option and Easement dated October 8, 2013 (“Option Agreement”), recorded October 16, 2013 as Document No. 2013- 00001494, in Volume 594, Page 10, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 27, 2013, as Document No. 2013-00001807, in Volume 597, Page 465, Official Public Records, Carson County, Texas. Waiver Agreement from Pattern Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 14, Parcel 2

Fee Owner: Jack Ramey and Susan O Ramey

Commitment No. 10652N

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013- 00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas. Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 15 – Parcel 1

Fee Owner: Jerry D. Biggs and Judy L. Biggs

Commitment No. 10652O

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Jerry D. Biggs and Judy L. Biggs, husband and wife, and Pattern Panhandle Wind 2 LLC dated September 23, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated September 23, 2013, recorded September 25, 2013 as Document No. 2013-00001414, in Volume 592, Page 369, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 27, 2013, as Document No. 2013-00001806, in Volume 597, Page 461, Official Public Records, Carson County, Texas. Waiver Agreement from Pattern

App. D- 11

Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 15 – Parcel 2

Fee Owner: Jerry D. Biggs and Judy L. Biggs

Commitment No. 10652O

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013- 00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas. Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 16 – Parcel 1

Fee Owner: Max Helen Pickens Harrison as to a 5/6

interest Wendellyn Max Mixson Allen as to a 1/6 interest

Commitment No. 106520P

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Max Helen Harrison Millican, individually and as Independent Executor of the Estate of Max Helen Pickens Harrison, Deceased and Wendellyn Max Mixson Allen and Pattern Panhandle Wind 2 LLC dated November 19, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated November 19, 2013, recorded December 5, 2013 as Document No. 2013-00001851, in Volume 598, Page 246, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 6, 2013, as Document No. 2013-00001856, in Volume 598, Page 290, Official Public Records, Carson County, Texas. Waiver Agreement from Pattern Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 16 – Parcel 2

Fee Owner: Max Helen Pickens Harrison as to a 5/6

interest Wendellyn Max Mixson Allen as to a 1/6 interest

Commitment No. 106520P

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013- 00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.

App. D- 12

Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 16 – Parcel 3

Fee Owner: Max Helen Pickens Harrison as to a 5/6

interest Wendellyn Max Mixson Allen as to a 1/6 interest

Commitment No. 106520P

Aerial Easement Agreement by and between Max Helen Harrison Millican, individually and as Independent Executor of the Estate of Max Helen Pickens Harrison, Deceased and Wendellyn Max Mixson Allen and Pattern Panhandle Wind 2 LLC dated November 19, 2013, recorded December 6, 2013, as Document No. 2013-00001855, in Volume 598, Page 282, Official Public Records, Carson County, Texas.

Tract 17

Fee Owner: Allene Joyce Stovall and Eula Mae Stovall

Commitment No. 10652Q

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Allene Stovall, individually and as Attorney in Fact for Eula Mae Stovall and Pattern Panhandle Wind 2 LLC dated September 25, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Optionand Easement dated September 25, 2013, recorded October 1, 2013 as Document No. 2013- 00001435, in Volume 592, Page 484, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise of Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013, as Document No. 2013-00001841, in Volume 598, Page 191, Official Public Records, Carson County, Texas. Waiver Agreement from Pattern Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 18 – Parcel 1

Fee Owner: DCB Prewit Farm LLC

Commitment No. 10652R

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between DCB Prewit Farm L.L.C. and Pattern Panhandle Wind 2 LLC, dated July 29, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated July 29, 2013, recorded July 31, 2013, as Document No. 2013-00001110, in Volume 588, Page 9, Official Public Records, Carson County, Texas, as amended by that certain unrecorded First Amendment to Option Agreement and Easement Agreement for Transmission Line Easement dated September 30, 2013. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No.

App. D- 13

2013-00001836, in Volume 598, Page 169, Official Public Records, Carson County, Texas. Waiver Agreement from Pattern Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 18 – Parcel 2

Fee Owner: DCB Prewit Farm LLC

Commitment No. 10652R

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013- 00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.

Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 19

Fee Owner: Pattern Panhandle Wind LLC

Commitment No. 10415QQQ

Transmission Easement Agreement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013, as Document No. 2013-00001962, in Volume 600, Page 283, Official Public Records, Carson County, Texas. Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 20 – Parcel 1 Fee Owner: Kevin Powers, Jowannah Powers, Lewis Powers and Tommie Kay Powers

Commitment No. 10652S

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Lewis W. Powers and wife, Tommie Kay Powers and Kevin Powers and wife, Jowannah Anjannett Powers and Pattern Panhandle Wind 2 LLC, dated August 15, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated August 15, 2013, recorded August 16, 2013, as Document No. 2013-00001210, in Volume 589, page 271, Official Public Records, Carson County, Texas, as amended by that certain unrecorded First Amendment to Option Agreement and Easement Agreement for Transmission Line Easement dated October 22, 2013. The exercise of the option granted in the Option Agreement, as amended, being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No. 2013-

App. D- 14

00001840, in Volume 598, Page 187, Official Public Records, Carson County, Texas. Waiver Agreement from Pattern Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 20 – Parcel 2

Fee Owner: Kevin Powers, Jowannah Powers, Lewis Powers and Tommie Kay Powers

Commitment No. 10652S

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013- 00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas. Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 21 – Parcel 1

Fee Owner: Dorothy E Broadaway

Commitment No. 10652T

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Dorothy E. Broadaway and Pattern Panhandle Wind 2 LLC, dated July 29, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated July 29, 2013, recorded July 31, 2013, as Document No. 2013-00001107, in Volume 587, Page 493, Official Public Records, Carson County, Texas and re-recorded on November 27, 2013 as Document No. 2013-00001801, Volume 597, Page 436, Official Public Records, Carson County, Texas, as amended by that certain unrecorded First Amendment to Option Agreement and Easement Agreement for Transmission Line Easement dated November 27, 2013. The exercise of the option granted in the Option Agreement, as amended being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No. 2013-00001842, in Volume 598, Page 195, Official Public Records, Carson County, Texas. Waiver Agreement from Pattern Panhandle Wind LLC in favor of Pattern Panhandle Wind 2 LLC effective as of December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001959 in Volume 600, Page 255, Official Public Records, Carson County, Texas.

Tract 21 – Parcel 2

Fee Owner: Dorothy E Broadaway

Commitment No. 10652T

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013,

App. D- 15

effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013- 00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas. Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 22 – Parcel 1 & 2

Fee Owner: Marvin L Urbanczyk and Janet Urbanczyk

Commitment No. 10652U

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Marvin L. Urbanczyk and wife, Janet Urbanczyk and Pattern Panhandle Wind 2 LLC, dated July 29, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated July 29, 2013, recorded July 31, 2013, as Document No. 2013-00001108, in Volume 587, Page 500, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No. 2013-00001843, in Volume 598, Page 200, Official Public Records, Carson County, Texas.

Tract 22 – Parcel 3

Fee Owner: Marvin L Urbanczyk and Janet Urbanczyk

Commitment No. 10652U

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013- 00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas. Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 23 – Parcel 1

Fee Owner: Brett Lee Bamert, Trustee of The Brett Lee Bamert 2012 Trust

Commitment No. 10652V

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Brett Lee Bamert Trustee of The Brett Lee Bamert 2012 Trust and Pattern Panhandle Wind 2 LLC, dated August 15, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated August 15, 2013, recorded August 16, 2013, as Document No. 2013- 00001211, in Volume 589, page 279, and re-recorded on November 11, 2013, as Document

App. D- 16

No. 2013-00001695, in Volume 596, Page 118, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No. 2013-00001837, in Volume 598, Page 174, Official Public Records, Carson County, Texas.

Tract 23 – Parcel 2

Fee Owner: Brett Lee Bamert, Trustee of The Brett Lee Bamert 2012 Trust

Commitment No. 10652V

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013- 00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas. Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 24 Parcel 1

Fee Owner: Freeman Bros Inc.

Commitment No. 10652W

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Freeman Bros. Inc. and Pattern Panhandle Wind 2 LLC, dated July 29, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated July 29, 2013, recorded July 31, 2013, as Document No. 2013-00001109, in Volume 588, Page 1, and re-recorded on November 13, 2013 as Document No. 2013-00001694, in Volume 596, Page 109, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No. 2013-00001839, in Volume 598, Page 183, Official Public Records, Carson County, Texas.

Tract 24 Parcel 2

Fee Owner: Freeman Bros Inc.

Commitment No. 10652W

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013-00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas. Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern

App. D- 17

Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 25 Parcel 1

Fee Owner: Dudley Pohnert and Cindy Pohnert

Commitment No. 10652X

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Dudley Pohnert and Cindy Pohnert, husband and wife and Pattern Panhandle Wind 2 LLC, dated August 9, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement, dated August 9, 2013, recorded August 15, 2013, as Document No. 2013-00001206, in Volume 589, page 248, and re-recorded on November 13, 2013 as Document No. 2013-00001693, in Volume 596, Page 102, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise Option dated December 2, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded December 4, 2013 as Document No. 2013-00001838, in Volume 598, Page 179, Official Public Records, Carson County, Texas.

Tract 25 Parcel 2

Fee Owner: Dudley Pohnert and Cindy Pohnert

Commitment No. 10652X

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013- 00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.

Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 26 Parcel 1

Fee Owner: Stephen Warminski

Commitment No. 10652Y

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between Stephen Warminski and Bonnye Warminski and Pattern Panhandle Wind 2 LLC, dated October 22, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated October 22, 2013, recorded October 30, 2013, as Document No. 2013-00001629, in Volume 595, Page 208, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 27, 2013 as Document No. 2013-00001805, in Volume 597, Page 457, Official

App. D- 18

Public Records, Carson County, Texas.

Tract 26 Parcel 2

Fee Owner: Stephen Warminski

Commitment No. 10652Y

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013- 00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.

Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 27 Parcel 1

Fee Owner: John Homen and Tonya Homen

Commitment No. 10652Z

Easement created pursuant to the following documents: Option Agreement and Easement Agreement for Transmission Line Easement by and between John Homen and Tonya Homen and Pattern Panhandle Wind 2 LLC, dated October 22, 2013 (“Option Agreement”), as evidenced of record by that certain Memorandum of Option and Easement dated October 22, 2013, recorded October 30, 2013, as Document No. 2013-00001630, in Volume 595, Page 215, Official Public Records, Carson County, Texas. The exercise of the option granted in the Option Agreement, being evidenced by that certain Notice of Exercise Option dated November 22, 2013, executed by Pattern Panhandle Wind 2 LLC, recorded November 27, 2013 as Document No. 2013-00001808, in Volume 597, Page 470, Official Public Records, Carson County, Texas.

Tract 27 Parcel 2

Fee Owner: John Homen and Tonya Homen

Commitment No. 10652Z

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013- 00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas. Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 28 Parcel 1

App. D- 19

Fee Owner: Cross Texas Transmission, LLC

Commitment No. 10652AA

Transmission Easement Agreement by and between Cross Texas Transmission, LLC and Pattern Panhandle Wind 2 LLC, dated December 17, 2013 (“Easement Agreement”), recorded December 19, 2013, as Document No. 2013-00001967 in Volume 600, Page 311, Official Public Records, Carson County, Texas.

Tract 28, Parcel 2

Fee Owner: Cross Texas Transmission, LLC

Commitment No. 10652AA

Amended and Restated Common Facilities Easement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC made and entered into as of December 17, 2013, effective as of August 19, 2013, recorded December 18, 2013 as Document No. 2013- 00001958, in Volume 600, Page 209, Official Public Records, Carson County, Texas.

Undivided interests in certain properties and assets evidenced pursuant to that certain Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated August 19, 2013, as amended by that certain Amendment to Memorandum of Transfer by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, recorded December 18, 2013 as Document No. 2013-00001957 in Volume 600, Page 175, Official Public Records, Carson County, Texas.

Tract 29

Fee Owner: Simms and Son Inc.

Commitment No. 10652FF

Sublease Agreement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, as evidenced of record by that certain Memorandum of Sublease Agreement (Laydown Area Lease – Simms and Son Inc.) dated December 18, 2013, recorded December 18, 2013, as Document No. 2013-00001960 in Volume 600, Page 272, Official Public Records, Carson County, Texas.

Tract 30

Fee Owner: Stephen Warminski

Commitment No. 10652DDD

Sublease Agreement by and between Pattern Panhandle Wind LLC and Pattern Panhandle Wind 2 LLC dated December 18, 2013, as evidenced of record by that certain Memorandum of Sublease Agreement (Laydown Area Lease – Warminski) dated December 18, 2013, recorded December 18, 2013, as Document No. 2013-00001961 in Volume 600, Page 277, Official Public Records, Carson County, Texas.

BNSF License:

License for Electric Supply Line Across or Along Railway Property (Electric Light, Power Supply, Irrespective of Voltage, Overhead or Underground) effective as of November 18, 2013 by and between BNSF Railway Company, a Delaware corporation (“Licensor”) and Pattern Panhandle Wind

App. D- 20

2 LLC, a Delaware limited liability company (“Licensee”), as evidenced of record by that certain Memorandum of License for Electric Supply Line Agreement dated November 18, 2013; Tracking No. 13-48626

App. E

 Appendix E:

Affiliate Transactions

Shared Facilities Agreements:

Phase 1: Cotenancy, Common Facilities and Easement Agreement, dated August 19, 2013, between Project Company and Pattern Panhandle Wind LLC, as amended by that certain Amendment to Cotenancy, Common Facilities and Easement Agreement, dated December 18, 2013 between Project Company and Pattern Panhandle Wind LLC.

Phase 2: Cotenancy, Common Facilities and Easement Agreement, dated December 20, 2013, between Project Company and Pattern Panhandle Wind 3 LLC.

Build Out Agreement:	Build-Out Agreement, dated December 20, 2013, between Project Company and Pattern Renewables LP.
Tax Agreement:	Partial Assignment Agreement (Phase 2 Rights under Carson County Tax Abatement Agreement), dated as of October 28, 2013, between Project Company and Pattern Panhandle Wind LLC.
Management, Operations and Maintenance Agreement:	Management, Operation and Maintenance Agreement, dated December 20, 2013, between Project Company and Pattern Operators LP
Project Administration Agreement:	Project Administration Agreement, dated December 20, 2013, between Project Company and Pattern Operators LP as amended by an amendment dated 12/15/16.
As of Closing Date, Assignment and Assumption Agreement	Assignment and Assumption Agreement, dated as of or about the Closing Date, between Panhandle B Member 2 LLC and NewCo, substantially in the form of Exhibit D to the Project Agreement.

App. E

Schedule 2.5

Seller Consents and Approvals

Tax Investors’ consent in the form attached to Appendix B-1.

Public Utility Commission of Texas pursuant to Title II of the Texas Utilities Code, Section 39.158

Schedule 2.5

Schedule 3.5

Purchaser Consents and Approvals

Following the submission of a joint voluntary notice by Purchaser and Seller to the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Amendment to the U.S. Defense Production Act of 1950 with respect to the transactions contemplated by this Agreement, CFIUS has completed its review or, if CFIUS initiates an investigation, its investigation of such transactions and made a determination that there are no unresolved national security concerns, the President of the United States of America shall not have taken action to block or prevent the consummation of such transactions and no requirements or conditions to mitigate any national security concerns shall have been imposed.

Schedule 3.5

Schedule  6.4(b)

Control of Defense of Third Party Claims

Not applicable.

Schedule  6.4(b)